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As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-11631

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDWEST GENERATION, LLC
MIDWEST FINANCE CORP.
(Exact name of registrant as specified in its charter)

Midwest Generation, LLC:	Delaware	4911	33-0868588
Midwest Finance Corp.:	Delaware	4911	20-1139350
	(State or other jurisdiction of organization or incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Financial Place
440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605
(312) 583-6000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Steven D. Eisenberg, Esq.
18101 Von Karman Avenue, Suite 1700
Irvine, California 92612
(949) 752-5588
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Robert M. Chilstrom, Esq.
Harold F. Moore, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

        Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment is filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 23, 2004

PROSPECTUS

MIDWEST GENERATION, LLC
MIDWEST FINANCE CORP.

Offer to exchange $1,000,000,000 aggregate principal amount of 8.75%
Second Priority Senior Secured Notes due 2034 (CUSIPs
59833B AA 2, U60027 AA 4 and US59833B AC 8) for
$1,000,000,000 aggregate principal amount of
8.75% Second Priority Senior Secured
Notes due 2034 which have been
registered under the
Securities Act of 1933,
as amended

The exchange offer will expire at 5:00 p.m., New York City time,
on                    , 2004, unless extended.

Terms of the exchange offer:

  •
  The new notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the old notes that previously were issued in an offering exempt from the Securities and Exchange Commission's registration requirements.

  •
  The terms of the exchange offer are summarized below and more fully described in this prospectus.

  •
  We will exchange the new notes to be issued for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the new notes.

  •
  The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading "Certain United States Federal Tax Consequences."

  •
  We will not receive any cash proceeds from the exchange offer.

  •
  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

        See "Risk Factors" beginning on page 25 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         Prospectus dated            , 2004

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. The information in this prospectus may only be accurate on the date of this prospectus.

        This prospectus contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents. All summaries are qualified in their entirety by this reference.

        This prospectus incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this prospectus. For a listing of documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled "Incorporation of Documents by Reference" on page 120. We will provide you with copies of this information, without charge, upon written or oral request to:

Midwest Generation, LLC
18101 Von Karman Avenue, Suite 1700
Irvine, California 92612
(949) 752-5588
Attention: General Counsel

        To obtain timely delivery of requested documents before the expiration of the exchange offer, you must request them no later than            , 2004, which is five business days before the exchange offer expires.

i

FORWARD LOOKING STATEMENTS

        Statements and financial discussion and analysis contained in this prospectus and the documents incorporated by reference in this prospectus that are not historical facts are forward looking statements, which reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future event, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements generally will be accompanied by words such as "expects," "believes," "anticipates," "estimates," "intends," "plans," "probable" and variations of such words and similar expressions that convey the uncertainty of future events or outcomes. Although we believe that these forward looking statements are reasonable, they are based on a number of assumptions about future conditions, any or all of which may ultimately prove to be inaccurate. Such statements necessarily involve risks and uncertainties that may be outside our control, including among other things:

  •
  our ability to meet our significant debt service obligations;

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  supply and demand for electric capacity and energy, and the resulting prices and dispatch volumes, in the wholesale energy markets to which our generating units not subject to the power purchase agreements with Exelon Generation Company described in this prospectus have access;

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  our ability to obtain sufficient collateral in support of our forward sales of energy and purchases of fuel;

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  the cost and availability of fuel and fuel transportation services;

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  the cost and availability of transmission services;

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  the cost and availability of required emissions allowances;

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  governmental, statutory, regulatory or administrative changes or initiatives affecting us or the United States electricity industry generally, including environmental regulations that could require capital expenditures or otherwise affect our cost and manner of doing business;

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  competition from other power plants, including new power plants and technologies that may be developed in the future;

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  operating risks, including equipment failure, availability, heat rate and output; and

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  weather conditions, natural disasters and other unforeseen events.

        For additional factors that could affect the validity of our forward looking statements, you should read "Risk Factors" beginning on page 25. Readers are urged to read the entire prospectus and carefully consider the risks, uncertainties and other factors that affect our business. In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward looking statements in this prospectus, or may not occur. The information in this prospectus is subject to change without notice, and we have no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise. Readers should review future reports filed by us with the SEC.

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus were obtained through internal company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified, or made any representations about the accuracy of, market and industry data from third party sources. While we believe internal company estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources, and we do not make any representations about the accuracy of such estimates.

ii

SUMMARY

        The following summary highlights information about us and the exchange offer. It is not complete and does not contain all of the information that may be important to you in making a decision to exchange your old notes for new notes. Therefore, you should read this summary and the more detailed information appearing elsewhere in this prospectus. We encourage you to read this prospectus in its entirety. In this prospectus, all references to "Midwest Generation" refer to Midwest Generation, LLC and all references to "Midwest Finance" refer to Midwest Finance Corp. All references to "we," "our," "ours" and "us" refer to Midwest Generation, LLC. All references to "old notes" refer to the 8.75% Second Priority Senior Secured Notes due 2034 issued on April 27, 2004, "new notes" refer to the 8.75% Second Priority Senior Secured Notes due 2034 offered hereby and "notes" refer to the old notes and the new notes. You should consider the issues discussed in the "Risk Factors" section beginning on page 25 of this prospectus in evaluating your investment in the notes.

Overview of Midwest Generation, LLC

        We are an independent power producer. Our principal assets are six coal-fired generating plants totaling 5,621 megawatts, or MW, which include the Powerton, Joliet, Will County, Waukegan, Crawford and Fisk Stations. We also own the Collins Station, which consists of five gas and oil-fired generating units, totaling 2,698 MW, but we plan to decommission the plant following termination of the power purchase agreement for the Collins Station. See "Description of Collins Lease Termination." We also own a group of on-site gas and oil-fired generating peakers consisting of 899 MW based on summer net dependable capacity, but we do not expect that these assets will contribute significantly to our future cash flow. In 2003, our business generated total operating revenues of $1.052 billion. For more information see "—Summary Financial Data" and "Selected Financial Information."

        We are a wholly owned subsidiary of Edison Mission Midwest Holdings Co., an indirect wholly owned subsidiary of Edison Mission Energy. Edison Mission Energy is a wholly owned subsidiary of Mission Energy Holding Company and an indirect wholly owned subsidiary of Edison International. We were formed on July 12, 1999 to own or lease, improve and operate and sell the capacity and energy of a collection of power generation assets, which we refer to as the Illinois plants, located in northeastern Illinois that we bought from Commonwealth Edison Company. Midwest Finance is exempt from the reporting requirements under Rule 12h-5 of the Securities Exchange Act of 1934.

        In August 2000, we completed a sale-leaseback transaction with respect to the Powerton and Joliet power facilities to third party lessors for an aggregate purchase price of $1.367 billion. We used the proceeds arising from the sale-leaseback transaction to make a loan to Edison Mission Energy. The loan is evidenced by four intercompany notes with an aggregate stated principal amount of $1.367 billion, or the Powerton/Joliet notes. We make lease payments on the Powerton Joliet facility leases from the principal and interest payments we receive from Edison Mission Energy as well as our cash flow from operating activities. Minimum lease payments are $97.3 million in 2004, $141.1 million in 2005, $184.9 million in 2006, $184.9 million in 2007, and $184.9 million in 2008. At December 31, 2003, the total remaining lease payments were $2.1 billion. The annual principal and interest payments due from Edison Mission Energy to us under these Powerton/Joliet notes are $115.0 million in 2004, $114.9 million in 2005, $115.7 million in 2006, $115.7 million in 2007 and $116.4 million in 2008.

        In connection with our acquisition of the Illinois plants, we entered into three five-year power purchase agreements with Commonwealth Edison, which subsequently assigned the agreements to its affiliate, Exelon Generation. Through March 2004, we have derived a significant portion of our revenue from the sale of capacity and energy to Exelon Generation under these agreements. The remainder of our revenue was derived primarily from the sale of energy into the wholesale energy markets. These sales are arranged and scheduled by our affiliate, Edison Mission Marketing & Trading, Inc., in close coordination with us. To achieve optimal market efficiency, these sales are made in the name of Edison Mission Marketing & Trading. When a sale is arranged and scheduled, we enter into a back to back sale from us to Edison Mission Marketing & Trading to provide the energy required to be delivered to complete such sale. For the sake of simplicity, we discuss "our sales into the wholesale energy markets," without reference to Edison Mission Marketing & Trading. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions—Edison Mission Marketing & Trading Agreements" in our annual report on Form 10-K for the fiscal year ended December 31, 2003 incorporated by reference herein, or our annual report.

        Beginning in 2003, we have been selling a significant portion of our capacity and energy into the wholesale energy markets. For the three months ended March 31, 2004, payments under the power purchase agreements with Exelon Generation constituted approximately 40% of our energy and capacity revenues, with the balance coming from sales of energy to other third parties. During 2002 and 2003, Exelon Generation released 5,428 MW of our generating capacity from the power purchase agreements. As a result, 3,859 MW of our generating capacity remain subject to power purchase agreements with Exelon Generation in 2004. In 2005, we expect to sell all our capacity and energy into the wholesale energy markets.

        As mentioned above, Edison Mission Marketing & Trading arranges sales of our capacity and energy into the wholesale energy markets and also arranges for the sales of another affiliate of ours, EME Homer City Generation L.P., into the wholesale energy markets in a similar fashion. Edison Mission Marketing & Trading also provides scheduling and other services, purchases natural gas and enters into fuel hedging arrangements on our behalf. Another affiliate, Edison Mission Energy Services, Inc., provides us with fuel and transportation services related to coal and fuel oil.

        We are an exempt wholesale generator under the Public Utility Holding Company Act of 1935, as amended. We are not subject to public utility rate and financial or organizational regulation as an electric utility under Illinois law.

Overview of Midwest Finance

        Midwest Finance Corp., a Delaware corporation, is our wholly owned subsidiary. Midwest Finance has no material assets, operations or revenues. Midwest Finance was formed solely to serve as a co-issuer of the notes in order to facilitate the offering of the notes. Other than as a co-issuer of the notes, Midwest Finance has no assets, operations or revenues.

Overview of the Market

        The power generation industry is one of the largest industries in the United States and affects nearly every aspect of the economy. The power generation industry had an estimated end-user market of nearly $250.0 billion of electricity sales in 2002 based on information published by the Energy Information Administration of the Department of Energy, or EIA.

        In the Mid American Interconnected Network, or MAIN, which includes the Commonwealth Edison control area in which our facilities are located, net summer peak demand in 2004 is projected to total about 54,000 MW, with summer generating capacity totaling 71,400 MW, for a summer reserve margin of 16,700 MW or about 31% of peak demand. In the Mid-Atlantic Area Council, which includes most of the grid managed by PJM Interconnection, LLC, or PJM, net summer peak demand in 2004 is projected to total about 56,200 MW, with summer generating capacity totaling 68,900 MW, for a summer reserve margin of 12,700 MW or 23% of peak demand. See the Independent Market Consultant Report for the MAIN Region, attached as Exhibit 99.1 to our current report on Form 8-K, dated April 5, 2004, filed with the SEC on April 5, 2004, which is incorporated by reference herein, or the "Independent Market Consultant's Report." Effective May 1, 2004, Commonwealth Edison became integrated with PJM after meeting the conditions outlined in the relevant orders of the Federal Energy Regulatory Commission, or FERC. As a result, our units are now participating directly in the PJM markets.

        Historically, utility reserve margins have been targeted to be 15% to 20% above peak demand to provide for load forecasting errors, scheduled and unscheduled facility outages and local area grid protection. For the past decade, the power generation industry has been deregulated at the wholesale level, allowing generators to sell directly to the load serving entities, such as public utilities, municipalities and electric cooperatives. Although industry trends and regulatory initiatives aimed at further deregulation have slowed in the last few years, the power generation industry continues to transform into a more competitive market.

        Because power supplies and reserve margins have increased over the last three years, the power generation industry has faced many challenges. These challenges include the financial decline of major industry players, the demise of speculative energy trading because of the exit of numerous companies from trading activities and a decrease in liquidity in the energy trading markets.

        Although some states have either discontinued or delayed implementation of initiatives involving deregulation and some utilities have delayed or cancelled plans to divest their generating assets, these developments have generally not affected the progress of industry restructuring in Illinois, where our power plants are located. The Illinois region is currently characterized by low marginal costs relative to natural gas-fired capacity. Coal commodity prices currently drive regional generation economics. Currently, a coal fired unit is the marginal unit on the supply curve 56% of the time and, as the marginal unit, sets the price in the market. By 2010, however, natural gas is expected to set the market price for power at least 50% of the time, and by 2014, 64% of the time, according to PA Consulting Group, Inc., or PA. Emissions regulations could have a significant impact on the coal plants causing retirements or retrofits. Coal unit retirements would increase the market price by causing higher priced natural gas units to set the market price for a greater portion of the time. Coal unit retrofits could also increase market prices as the marginal cost of the retrofit unit would be higher when it is the marginal unit and sets the price.

Strategy

        From our purchase of the Illinois plants through 2003, we served the Illinois power market through our long-term power purchase agreements with Exelon Generation. However, in January 2003, we began selling a substantial portion of our energy and capacity into the wholesale energy markets. In 2004, we have increased the amount we sell into the wholesale energy markets and, beginning in 2005, with the expiration of the Exelon Generation power purchase agreements, we will sell all our power into these markets. As our merchant sales increase, we intend to continue our focus on improving our financial position, and especially our cash flow, through the following actions:

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  Managing our commodity price risk by ensuring compliance with risk management policies, including:

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  Implementing a layered contracting strategy by entering into a number of forward sales contracts diversified by counterparty, contract term and generation production to reduce risk and enhance the predictability of revenues;

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  Hedging a portion of our merchant power output via forward contracts, swaps, futures, or option contracts and securing low cost fuel supplies via an effective portfolio of short and long term contracts for both coal commodity and rail transportation; and

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  Limiting our firm forward sales to ensure that we have adequate generation capacity available to physically cover our forward sales position should our largest generating unit experience an unplanned outage;

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  Preserving our asset value by continuously monitoring regulatory risk and actively advocating sound policies regarding market structure and environmental matters;

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  Continuing to operate our facilities with a focus on reliability and low operating costs; and

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  Continuing to achieve economic efficiencies by applying a system approach to managing our facilities, including prudently maintaining our facilities.

Competitive Strengths

Our competitive strengths include:

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  Strong portfolio of low cost generating assets—We own or lease low cost coal generating assets that primarily consist of low cost coal plants with 5,621 MW of generating capacity. The availability of our coal plants has steadily improved in the last four years and has achieved our target availability of 83-84% in each of the last two years and we intend to maintain that level of performance. Our low cost coal assets are advantageously placed on the dispatch curve within the MAIN region and we believe that they will maintain that competitive position after the completion of the anticipated integration of Commonwealth Edison and American Electric Power, or AEP, with the PJM market. Our delivered coal cost is just above $1.00 per million Btu, and PA expects real prices for most types of coal FOB mine to decrease over the long term (2005-2022).

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  Assets are advantageously located within the MAIN region—Natural gas fired plants currently set the marginal price in the MAIN region 42% of the time and are forecast to do so at least 50% of the time by 2010 and 64% of the time by 2014, in each case according to PA. With natural gas prices at their current elevated levels, coal assets enjoy a competitive advantage over natural gas fired plants. Our coal units have low dispatch costs and by reason of their favorable position on the dispatch curve operate during all hours they are available, although at reduced loads during certain off-peak hours. At current natural gas prices, even the most efficient gas turbine combined cycle units are dispatched after our coal units. The capacity factor (total megawatt hours actually generated during the year divided by possible megawatt hours production during the year) for our coal generation has increased with rising natural gas prices from 52% to 59% over the last four years.

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  Edison Mission Marketing & Trading's experienced merchant marketing and risk management team—Edison Mission Marketing & Trading's management team has effectively managed our merchant generation sales since 2000. Although merchant sales from our Illinois plants were limited prior to 2003, the management team at Edison Mission Marketing & Trading has coordinated the sales from another Edison Mission Energy merchant coal plant since 1999, and this experience, together with its seasoned marketing team, helped us make the transition to having substantial merchant sales in 2003. Edison Mission Marketing & Trading arranges the sale of our merchant generation either through bilateral contracts with creditworthy counterparties or into the spot market.

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  Our proven senior management team with extensive facility operations experience—Since our purchase of the Illinois plants in late 1999, our senior management team has consistently operated the Illinois plants on an efficient basis, with our coal plants routinely achieving average annual availability factors above 80%.

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  Proximity to Chicago metropolitan area—Our generating plants are located near the heavily populated Chicago metropolitan area, and demand growth in the MAIN region, which encompasses the Chicago metropolitan area, is forecast to increase approximately 1.5% per year from 2004 through 2014, based on EIA Annual Energy Outlook 2004.

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  Diversified, creditworthy group of offtakers—In 2004, just less than one-half of our projected coal generation volume remains under the Exelon Generation power purchase agreements and the remainder is merchant. For the second through fourth quarters of 2004, we have hedged between one-half and two-thirds of our merchant output. The hedged merchant output has been contracted to more than ten different creditworthy counterparties. Thus, our merchant generation is largely under contracts with a diverse group of high credit quality counterparties with no one counterparty accounting for greater than one-fourth of our merchant sales in 2004.

Recent Developments

Regulatory Developments

        Effective May 1, 2004, Commonwealth Edison became integrated with PJM after meeting the conditions outlined in the relevant orders of the FERC. As a result, our units are now participating directly in the PJM markets.

        On March 19, 2004 the FERC issued an order having the effect of postponing to December 1, 2004 the effective date for elimination of regional through and out rates in the region encompassed by PJM (as expanded by the addition of Commonwealth Edison and as to be further expanded by the addition of AEP) and the Midwest Independent System Operation, or MISO. The effect of this order is that so-called rate pancaking was not eliminated prior to Commonwealth Edison's integration into PJM, nor will it be eliminated prior to AEP's scheduled date for integration into PJM. Rate pancaking occurs when energy must move through multiple, separately priced transmission systems to travel from its point of production to its point of delivery, and each transmission owner along the line charges separately for the use of its system. Accordingly, we will continue to have to pay transmission charges for power sold for delivery outside of Commonwealth Edison's former control area, now known under PJM as PJM's Northern Illinois Control Area, or NICA. The FERC included in its order a strong statement that the existing through and out rates must be eliminated no later than December 1, 2004. The transmission owners and representatives of other stakeholder interests in the region have met on several occasions, attempting to create an acceptable long-term rate structure for the combined PJM/MISO footprint. Those discussions are taking place pursuant to settlement procedures and a schedule administered by a FERC Administrative Law Judge and are expected to continue through September 2004. It is not possible at this time to predict the outcome of such discussions.

        On March 24, 2004, the FERC, in another order, rejected a proposal by PJM for certain market mitigation procedures to be applied to the new NICA. On April 23, 2004, PJM filed a request for rehearing of one aspect of the March 24 order and an "Explanation" relating to another aspect of such order, and supplemented its filing on April 26, 2004. We and EME and filed a motion for a procedural schedule allowing 30 days for us and EME to prepare and submit analyses responding to PJM's filings, which was granted by the FERC. Following such submissions by us and EME, PJM filed additional material purporting to support its requested mitigation mechanisms, and we and EME responded to each of those submissions. The FERC has not yet ruled on these issues. It is not possible at this time to predict the outcome of this matter or the impact of the market monitor's proposed mitigation measures should they or some form of them be adopted.

        We are continuing to monitor the activities at the FERC related to the expansion of PJM in Illinois, and we are continuing to advocate for regulatory positions that promote efficient and fair markets where our Illinois plants compete.

Management and Administration Agreement with Midwest Generation EME, LLC

        Midwest Generation EME currently provides us with executive management, legal, human resources, accounting and other administrative services. We have entered into an agreement with Midwest Generation EME covering the provision of these services. The agreement provides that we will pay for these activities in cash if certain conditions are met or record them as a non cash contribution of services by our parent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions—Contribution of Services by Parent" in our annual report for a description of the services and historical amounts related thereto. The amount due for such services will not exceed the amount that would have been due for the provision of comparable services by an unrelated person.

The Decommissioning of the Collins Station

        Due in part to higher long-term natural gas prices and the current generation overcapacity in the MAIN region, we do not believe the Collins Station is economically competitive in the current marketplace. Following termination of the power purchase agreement for the Collins Station, we plan to decommission the plant. See "Description of Collins Lease Termination."

The Transactions Related to the Offering of Old Notes

        We offered the old notes as part of a financing that included establishing and borrowing under a new credit facility (which credit facility included a term loan and revolving tranche), the repayment of intercompany indebtedness that we owed to Edison Mission Overseas Co. and the making of a payment to the debt and equity participants in the Collins lease in an agreed upon amount to terminate that lease. In this prospectus, we refer to these transactions collectively as the "Transactions." The offering of the old notes and the establishment of the new credit facility were conditioned upon each other.

The New Credit Facility

        Concurrently with the issuance of the old notes, we entered into a new $900 million credit facility consisting of a seven-year term loan tranche and a five-year revolving tranche. On the closing date, we borrowed $700 million under the term loan tranche. The remaining $200 million revolving tranche is available to us for general working capital purposes and for the issuance of letters of credit. The lenders under the new credit facility have a first priority lien on the same collateral that secures the old notes and that will secure the new notes. See "Description of the New Credit Facility."

Repayment of Subordinated Intercompany Loan and Edison Mission Midwest Holdings Indebtedness

        As part of the financing of our acquisition of the Illinois plants, Edison Mission Midwest Holdings entered into a $1.869 billion credit agreement with several commercial lenders. Edison Mission Midwest Holdings used the proceeds from the credit agreement to make a capital contribution to Edison Mission Overseas, which in turn loaned the funds to us under a subordinated intercompany loan agreement on terms matching those of the Edison Mission Midwest Holdings credit agreement. We guaranteed Edison Mission Midwest Holdings' obligations under the credit agreement.

        Amounts outstanding under each of the Edison Mission Midwest Holdings credit agreement and our subordinated intercompany loan agreement, both of which were to mature in December 2004, were reduced to $692.7 million as of December 31, 2003. We used a portion of the proceeds from the offering of the old notes and the closing date borrowing under the new credit facility to repay all amounts owed by us to Edison Mission Overseas under the subordinated intercompany loan agreement. Edison Mission Overseas used these funds to make a distribution to Edison Mission Midwest Holdings. Edison Mission Midwest Holdings repaid all amounts due under the Edison Mission Midwest Holdings credit agreement, and our guarantee of that debt was released.

Termination of the Collins Lease

        Concurrently with our purchase of the Illinois plants, we assigned our right to purchase the Collins Station from Commonwealth Edison to four third party trusts, as part of a lease transaction. We refer to this transaction as the Collins lease. The trusts purchased the Collins Station, and the proceeds of this purchase constituted a portion of the aggregate purchase price paid to Commonwealth Edison for the Illinois plants.

        Due in part to higher long-term natural gas prices and the current generation overcapacity in the MAIN region, we do not believe the Collins Station is economically competitive in the current marketplace. In light of this, we agreed with the lease equity investor to terminate the Collins lease and to purchase the Collins Station. We used a portion of the proceeds from the offering of the old notes and the borrowing under the new credit facility to make a payment to the debt and equity participants in the Collins lease in an agreed upon amount to terminate that lease. Following termination of the power purchase agreement for the Collins Station, we plan to decommission the plant. See "Description of Collins Lease Termination."

Corporate Structure and Financing Arrangements

        The following diagram shows our corporate structure and financings as of April 30, 2004.

Overview of Collateral, Excluded Real Estate and Excluded Assets

        Our obligations under the notes are secured by a second priority security interest in the following collateral. The lenders under our new credit facility and any other priority lien debt have a first priority security interest in this collateral.

  The Collateral

        The collateral includes the following:

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  a pledge of our membership interests and the capital stock of our parent, Edison Mission Midwest Holdings;

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  mortgages on all our real property, including the facilities in the table below, other than the excluded real property;

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  liens on all of our assets, including a pledge of the Edison Mission Energy intercompany notes, other than the excluded assets; and

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  pledge of an account of Edison Mission Marketing & Trading in which Edison Mission Marketing & Trading will periodically deposit amounts owed to us on account of our sales to Edison Mission Marketing & Trading.

Plant or Site (1)	MW	Full Load Heat Rate (Btu/KWh)	2003 Availability Factor	2003 Capacity Factor
Coal Facilities:
Crawford Station	542	10,150	84.9%	55.1%
Fisk Station	326	9,900	91.5%	53.9%
Joliet Unit 6	290	9,900	83.8%	65.4%
Joliet Units 7 and 8	1,044	10,000	86.6%	67.8%
Powerton Station	1,538	10,300	73.7%	61.2%
Waukegan Station	789	10,100	85.1%	53.5%
Will County Station (2)	1,092	9,700	82.8%	51.8%

Total Coal Generation/Weighted Average	5,621		82.1%	59.1%
Peaking Units: (3)
Calumet	129	15,400	—	—
Crawford	121	17,700	—	—
Electric Junction	159	17,100	—	—
Fisk	163	15,750	—	—
Joliet	101	16,900	—	—
Lombard	64	14,850	—	—
Sabrooke	70	18,250	—	—
Waukegan	92	15,850	—	—

Total Peaking Generation	899

Total (Excluding Collins)	6,520
Collins Station (4)	2,698	10,300	87.5%	8.1%

Total Generation	9,218

(1)
Shaded items are part of the collateral securing the notes.

(2)
Beginning in January 2003, we suspended operations at Will County Station Units 1 and 2 (310 MW) pending improvement in market conditions.

(3)
Not including the Bloom Peaking Unit, which we decommissioned in 2003 and which will not be a part of the collateral.

(4)
Beginning in January 2003, we suspended operations at Collins Station units 4 and 5 (1,060 MW). We plan to decommission the plant following termination of the power purchase agreement for the Collins Station.

  The Excluded Real Property

        The following real property is not a part of the collateral:

  •
  Collins Station: a 2,698 MW gas and oil fired leased facility in Morris, Grundy County, Illinois. We suspended operations of Collins units 4 and 5 in 2003. We plan to decommission the plant following termination of the power purchase agreement for the Collins Station.

  •
  Joliet 7 and 8: a 1,044 MW coal fired leased facility located in Joliet, Will County, Illinois. Joliet units 7 and 8 are subject to a leveraged lease transaction.

  •
  Powerton Station: a 1,538 MW coal fired station located in Pekin, Tazewell County, Illinois. The Powerton Station is subject to a leveraged lease transaction.

  •
  Bloom Peaking Unit: an offsite, gas and oil fired peaking unit located in Chicago Heights, Cook County, Illinois. We decommissioned this peaking unit in 2003, and we have no future plans to utilize this facility.

  •
  Sampson's Canal: a vacant parcel of land located in Chicago, Cook County, Illinois.

  The Excluded Assets

        The following assets are not a part of the collateral:

  •
  insurance proceeds in respect of either Powerton Station or the Joliet Station (Units 7 & 8), except to the extent received by us following the application of such proceeds in accordance with the Powerton/Joliet lease agreement as in effect on the date of the indenture governing the notes;

  •
  any interest in personal property located on any real property that is not part of the collateral;

  •
  any account and amounts therein pledged or deposited to support our trading activities;

  •
  our capacity reservation agreement with Calumet Energy Team, LLC pursuant to which we purchase capacity energy from Calumet;

  •
  our shared facilities agreements, operation agreements and other operative documents with respect to the Powerton and Joliet Stations;

  •
  our tax allocation agreements with Edison Mission Energy and Edison Mission Midwest Holdings;

  •
  our fuel services agreement with Edison Mission Energy Services whereby Edison Mission Energy Services provides us with fuel and transportation services;

  •
  our agreement for administration and resolution of asbestos claims with Commonwealth Edison and Exelon Generation covering the allocation of liability for present and future asbestos claims;

  •
  certain of our coal transportation and purchase agreements;

  •
  any other lease, license, permit, contract, property right or agreement, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination, default or invalidity under that lease, license, permit, contract, property right or agreement;

  •
  emissions allowances; and

  •
  shares in Midwest Finance.

        For more information about the collateral and exclusions see "Description of the Notes—Security" and "Description of the Notes—Certain Definitions—Excluded Assets."

Prospective Financial Information

        Projections and the other data included in the Independent Market Consultant's Report and the Independent Technical Review, together, the consulting reports, have been prepared and reviewed by PA and Stone & Webster Management Consultant's, Inc., respectively, on the basis of present knowledge and assumptions which we and they believe to be reasonable. Neither we nor they will provide the noteholders with revised projections or any report of the differences between the projections and actual operating results later achieved by our facilities.

        The information included or incorporated by reference in this prospectus that has been prepared by Stone & Webster or PA is the responsibility of Stone & Webster or PA, respectively. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this prospectus relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Summary of Independent Engineer's Report

        Stone & Webster Management Consultants, Inc. ("Stone & Webster" or the "Independent Engineer") has prepared a report dated March 16, 2004 (the "Independent Technical Review"), a copy of which is attached as Exhibit 99.2 to our current report on Form 8-K, dated April 5, 2004, filed with the SEC on April 5, 2004, which is incorporated by reference herein. The meanings of capitalized terms used in this summary can be found in the Independent Technical Review.

        The following opinions and conclusions listed are subject to the detailed assumptions and qualifications set forth in the Independent Technical Review.

  •
  The Midwest Gen Facilities were found to be in good overall condition considering the age of the equipment. The facilities are capable of operating satisfactorily, provided Midwest Gen expends the necessary capital to maintain and repair the Facilities; and the Facilities are maintained in accordance with the manufacturers' recommendations; and prudent utility practices are followed during the operation and maintenance of the equipment.

  •
  Expectations for thermal performance (heat rate) of the Facilities are reasonable, given the type, age, size, and dispatch profiles of each generating unit.

  •
  As a result of Midwest Gen's maintenance efforts, the forced outage rates and availability factors have, in general, steadily improved and are consistent with other utility stations of similar size and design. Midwest Gen has implemented an O&M plan and has scheduled preventative maintenance work on the critical station components to monitor their condition and to reduce the component failures for each of the units. The Midwest Gen forecasts of unit availabilities and expected forced outage rates were reviewed against previous performance and Stone & Webster is of the opinion that Midwest Gen's forecast for availabilities and Equivalent Forced Outage Rates (EFORs) is reasonable.

  •
  The Midwest Gen proposed facility staffing levels are comparable to similar sized coal-fired power generating facilities in the independent power industry. Stone & Webster believes that Midwest Gen is qualified and has the technical skills to successfully operate and maintain the Facilities.

  •
  All necessary permits required for operation of the Facilities have been issued and the Facilities are operating in material compliance with all currently applicable permit requirements and environmental law. Stone & Webster evaluated the Midwest Gen Facilities environmental compliance requirements and reviewed future mitigative issues which could potentially impact operations or have significant capital or operating cost implications. Based on discussions, Midwest Gen has accounted for expected or reasonably foreseeable changes in permit requirements and environmental law by identifying future capital and operating expenditures and other effects on operation to the extent reasonable and predictable at this time. Midwest Gen has implemented a process to evaluate previously identified potential sources of soil and groundwater contamination and, where appropriate, has implemented corrective measures.

  •
  Stone & Webster reviewed one and was advised of the remaining seven coal supply agreements between Midwest Gen and each of five different coal suppliers. The coal supplier performance, coal quality, coal quantity, and transportation requirements are considered acceptable for satisfying the Facilities requirements for electrical generation provided the existing agreements are extended or new agreements are identified to fulfill future fuel requirements.

Summary of Independent Market Consultant's Report

        PA Consulting Group, Inc. (PA), the Independent Market Consultant has prepared an independent market consultant's report dated March 2, 2004 on behalf of Edison Mission Energy (EME). The statements below are derived from the Independent Market Consultant's Report which is incorporated by reference herein. Please refer to the complete Independent Market Consultant Report of the qualifications about the information contained in its report and the circumstances under which the report was prepared.

Forecasting Methodology

        PA has developed a proprietary approach to market valuation and price forecasting. This market valuation process (MVP) applies best practice forecasting principles and leverages deep insight into energy market dynamics to deliver sound independent results.

        PA's fundamental model forecasts two price streams:

  •
  Energy based upon a production-cost model with price set to marginal cost in each hour, and

  •
  Compensation for capacity, which represents the additional margin necessary to keep an economic amount of capacity in the market.

        PA uses a detailed chronological production-cost model to simulate energy price formation in the market area of interest. Price formation is based on the sequential dispatch of generation units according to short-run marginal costs.

        From the energy price analysis, PA determines the net energy margins (price minus variable cost) for each generating unit in the market. These margins, along with the estimates of "going forward costs," are used in the Capacity Compensation Simulation Model to predict the additional margins related to the provision of capacity.

        PA predicts a value for compensation of capacity using its proprietary Capacity Compensation Simulation Model. This model presumes that the market will retain a sufficient amount of capacity to meet economic reliability targets. In other words, PA simulates a capacity market consisting of a supply curve and a demand curve for reliability (or capacity) services. PA assumes a competitive market, and that the market clearing compensation for capacity is determined by the intersection of the supply and demand curves. PA constructs supply and demand curves for each year in the simulation time horizon.

Key Assumptions

        There are many important assumptions in the development of the price projections, including but not limited to demand growth, fuel prices, capacity additions and retirements, and environmental factors. Another key fundamental assumption upon which this analysis is based is the concept of a competitive wholesale market. These results are based on the assumptions that rational markets for electricity exist, that markets are attempting to adjust to economic equilibrium, and that market players make decisions based on sound economic judgment.

        Demand.    Peak demand in MAIN is forecasted to grow from 2004 to 2014 at an annual compound growth rate of approximately 1.7%.(1)

(1)
Source: EIA Annual Energy Outlook 2003.

        Fuel prices.    Forecasts for natural gas and oil prices in the near term are based on future prices and in the long term on a consensus projection derived from published fuel price forecasts. Delivered prices are then constructed on a regional basis by adding a basis differential.(2) Table 1 summarizes the fuel price forecast used in the base case.

Table 1
Delivered Fuel Prices for ComEd Control Area
(real 2004 $/MMBtu)

	2004	2005	2008	2011	2014
Gas(1)	5.30	4.88	4.17	4.19	4.45
# 2 Fuel Oil (FO2)	5.90	5.24	5.19	5.20	5.30
# 6 Fuel Oil (FO6)	4.43	3.94	3.72	3.79	3.87

(1)
Gas prices include Local Distribution Company (LDC) charges and other delivery charges.

        Capacity additions and retirements.    PA estimates capacity additions and retirements based on three main principles. First, near-term (2004-2006) capacity additions are based on PA's investigation of new capacity addition announcements through a review of publicly available sources of new capacity addition information. These sources include newspapers, trade journals, developer and utility web sites and contacts and industry news publication. PA has developed a proprietary database that tracks the status of new capacity additions and evaluates the probability of announced projects actually being constructed. Second, capacity additions post-2006 are based on economic analyses of generic new units. Third, units that are not competitive are retired. In the base case, 2,150 MW of capacity is added from 2004-2006 and 6,240 MW is added from 2007 through 2014. 1,470 MW are retired from 2004-2014.

        Environmental factors.    PA has assumed for the base case that a 3-pollutant (3p) regime, which incorporates a modified version of proposed legislation for SO2, NOx, and mercury (Hg) emissions, will be implemented. PA's base case program is based on President Bush's Clear Skies bill, which was submitted to the House and Senate in February 2003. Clear Skies calls for significant reduction in emissions of SO2, NOx and Hg through the implementation of a cap-and-trade emission allowance program similar to current SO2.

        PA's environmental forecast uses forward allowance price curves for 2004 and PA's proprietary Multi Pollutant Optimization Model (MPOM) for 2005-2014. Though the original Clear Skies legislation called for implementation in 2008, PA assumes NOx emission limits under Clear Skies will start in 2010 due to a delay in passing the bill.

Results

        PA developed a base case for each region that reflects PA's assessment, given the stated set of assumptions, of future market prices. It should be recognized that this case will vary to the extent the input assumptions change, and such assumptions should be reviewed with the same rigor as the resulting forecast. In addition to the base case, PA developed two sensitivity cases, a Low Gas Case and an Overbuild Case. The Low Gas Case incorporates base case Henry Hub forward natural gas prices from 2004 through 2006, and natural gas prices approximately $1.50/MMBtu lower then PA's base case assumption from 2007 through 2014. The Overbuild case extends the MAIN region's overbuild by five years. These sensitivity cases are intended to provide an indication as to how changes in certain input parameters such as fuel prices and new capacity additions affect forecasted price results. These sensitivity cases are not intended to be bounding or worst-case scenarios.

(2)
Regional price differentials were calculated by comparing price history for that location to price history at the Henry Hub.

        The all-in market price combines the energy price with the price received by generators for other relevant generation services and energy products in the market. The all-in price reflects PA's estimate of the total market price that generators will recover in the markets at a 100% capacity factor. The all-in price results of the study are summarized in Figure 1.

Figure 1
MAIN-CECO All-In Price Forecast(1) ($/MWh)

The Exchange Offer

        On April 27, 2004, we and Midwest Finance completed the private offering of $1,000,000,000 aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2034. As part of that offering, we and Midwest Finance entered into a registration rights agreement in respect of the old notes in which we and Midwest Finance agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the terms of the exchange offer.

Securities Offered	Up to $1,000,000,000 aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2034, which have been registered under the Securities Act. The form and terms of these new notes are identical in all material respects to those of the old notes. The new notes, however, will not contain transfer restrictions and registration rights applicable to the old notes.
The Exchange Offer
We and Midwest Finance are offering to issue up to $1,000,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes in order to satisfy our and Midwest Finance's obligations under the registration rights agreement that we and Midwest Finance entered into when the old notes were issued.
Expiration Date; Tenders
In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We and Midwest Finance will issue new notes promptly after the expiration of the exchange offer.
The exchange offer will expire at 5:00 pm., New York City time, on , 2004, unless extended in our sole and absolute discretion. By tendering your old notes, you represent, among other things, that:
	•	you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours or of Midwest Finance;
	•	any notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;
•
at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the old notes or the new notes in violation of the Securities Act;
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the old notes or the new notes; and

•
if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."
Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2004. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and the "The Exchange Offer—Withdrawal Rights."
Conditions to the Exchange Offer
The exchange offer is subject to certain conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Old Notes
Unless you comply with the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:
•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent"; or

•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."
Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but
• the old notes are not immediately available;
• time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or
• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;
then you may tender old notes by following the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.
Certain United States Federal Tax Consequences
The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Certain United States Federal Tax Consequences" for more information regarding the tax consequences of the exchange offer to you.
Use of Proceeds	We and Midwest Finance will not receive any cash proceeds from the exchange offer.
Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we and Midwest Finance believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
	•	you are acquiring the new notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the old notes or the new notes; and
	•	you are not an affiliate of ours or Midwest Finance.
If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the old notes or the new notes:
	•	you cannot rely on the applicable interpretations of the staff of the SEC; and
	•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Furthermore, any broker-dealer that acquired any of its old notes directly from us and Midwest Finance may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983).

As a condition to its participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us and Midwest Finance.
Broker-Dealers
Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such new notes. See "Plan of Distribution."
Consequences of Not Exchanging Old Notes
If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may offer or sell your old notes only:
	•	if they are registered under the Securities Act and applicable state securities laws;

	•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
	•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We and Midwest Finance do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us and Midwest Finance to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our and Midwest Finance's obligations to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."
No Prior Market	The new notes will be a new issue of securities for which there is no existing market. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained.

Summary of the Terms of the Notes

        The form and the terms of the new notes and the old notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes and will be governed by the same indenture.

Issuers	Midwest Generation, LLC and Midwest Finance Corp.
New Notes Offered	$1,000,000,000 principal amount of 8.75% Second Priority Senior Secured Notes due 2034.
Maturity
The notes mature on May 1, 2034, but on May 1, 2014, and on each one year anniversary thereafter, you may require us to purchase all or some of your notes at 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.
Interest Rate	8.75% per year.
Interest Payment Dates	Interest payments on the notes will be made semi-annually in arrears on each May 1 and November 1, beginning November 1, 2004.
Collateral
The notes that have been issued, and the other future parity lien debt that will be issued, under the indenture is or will be, as the case may be, secured on a second priority basis, subject to specified exceptions and permitted liens, by:
(1) a pledge of our membership interests and the capital stock of Edison Mission Midwest Holdings,
(2) a pledge of the Edison Mission Energy intercompany notes held by us,
(3) mortgages on specified real property of ours as described in this prospectus,
(4) liens on other assets of ours as described in this prospectus, and
(5) a pledge of an account of Edison Mission Marketing & Trading, our marketing affiliate.
The new credit facility, and other future priority lien debt that may be incurred under the new credit facility, is, or will be, secured by a first priority lien on the collateral securing the notes.

See "Description of the Notes—Security" and "Description of the Notes—Collateral Trust Agreement" for a more complete description of the security granted to the holders of the notes, including other obligations that may be secured by liens on the collateral, and remedies with respect to the collateral.
Ranking of the Notes	The notes are our senior obligations and rank pari passu in right of payment with all our existing and future senior indebtedness, including indebtedness under the new credit facility.

We believe that our obligations under the notes, the new credit facility and the other priority lien debt and parity lien debt have the benefit of the subordination agreement with respect to our Powerton/Joliet lease obligations, and will therefore rank effectively senior in right of payment to those obligations (except for the amounts that would constitute "free cash flow" as defined in the Powerton/Joliet lease documents, which will not be subordinated). See "Description of the Notes—Brief Description of the Notes."
At April 30, 2004, we had approximately $3.0 billion in aggregate principal amount of indebtedness outstanding, of which approximately:
	•	$700 million was secured by a first priority lien on the collateral securing the notes;
	•	$1 billion were notes issued hereby; and
	•	$1.3 billion were Powerton/Joliet lease obligations.
Optional Repurchase
You will have the option on May 1, 2014 and on each one year anniversary thereafter, to require us to repurchase all or some of your notes at 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—2014 Put Option."
Change in Control
Upon a change in control, we will be required to make an offer to purchase each holder's notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See "Description of the Notes—Repurchase at the Option of Holders—Change in Control."
Certain Covenants	The indenture governing the notes contains covenants limiting or prohibiting our ability to, among other things:
	•	incur additional indebtedness;
	•	create liens;
	•	make investments;
	•	enter into leases and sale leaseback transactions;
	•	make restricted payments;
	•	enter into transactions with affiliates;
	•	engage in business activities other than specified activities;
	•	merge or consolidate with other entities; and
	•	engage in other matters customarily restricted in agreements of this type.

These limitations are subject to some important qualifications and exceptions. See "Description of the Notes—Certain Covenants." If at any time the notes are assigned a rating equal to or higher than Baa3 by Moody's and BBB- by S&P and no default or event of default has occurred and is continuing, certain covenants will be suspended. If either rating should subsequently decline to below Baa3 or BBB-, the suspended covenants will be reinstituted. See "Description of the Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade."

Risk Factors

        You should carefully consider all of the information in this prospectus and, in particular, should evaluate the specific factors described under the heading "Risk Factors" beginning on page 25.

Additional Information

        We are a Delaware limited liability company formed on July 12, 1999. Midwest Finance was formed as a Delaware corporation on April 22, 2004. Our and Midwest Finance's principal executive offices are located at One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605, and our and Midwest Finance's telephone number is (312) 583-6000.

Summary Financial Data

        The following table sets forth our summary financial data for the periods indicated. The summary financial data were derived from the audited financial statements that are included in our annual report and the unaudited financial statements included in our quarterly report. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to that information and those financial statements, included in our annual report and quarterly report.

        You should read the following information in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation," the financial statements and the related notes included in our annual report and quarterly report.

        In May 2002, PricewaterhouseCoopers LLP replaced Arthur Andersen as our independent registered public accounting firm. For more information on the change of accountants, see "Risk Factors—Risks Relating to the Notes—You may not have an effective remedy against Arthur Andersen, our independent public accountants for the periods prior to 2002."

	Period from Inception (July 12, 1999) to December 31, 1999
		Years Ended December 31,				Three Months Ended March 31,
		2000	2001	2002	2003	2003	2004
	(in millions)
INCOME STATEMENT DATA
Operating revenues	$23.7	$1,089.2	$1,057.5	$1,148.7	$1,052.3	$209.9	$233.3
Operating expenses
Fuel and plant operations	22.4	745.9	756.4	745.7	723.7	197.9	187.4
Asset impairment and other charges and credits	—	—	—	(0.3)	1,025.3	—	—
Depreciation and amortization	5.7	167.7	166.7	175.6	171.7	48.2	36.7
Administrative and general	1.4	22.4	30.2	25.4	23.8	5.4	8.1

	29.5	936.0	953.3	946.4	1,944.5	251.5	232.2

Operating income (loss)	(5.8)	153.2	104.2	202.3	(892.2)	(41.6)	1.1
Interest and other expense	(14.3)	(311.3)	(258.3)	(227.6)	(233.4)	(58.0)	(53.0)

Loss before income taxes	(20.1)	(158.1)	(154.1)	(25.3)	(1,125.6)	(99.6)	(51.9)
Benefit for income taxes	7.7	61.7	56.4	9.5	436.9	38.3	20.0

Loss before accounting change	(12.4)	(96.4)	(97.7)	(15.8)	(688.7)	(61.3)	(31.9)
Cumulative effect of change in accounting, net of tax	—	—	—	—	(0.1)	(0.1)	—

Net loss	$(12.4)	$(96.4)	$(97.7)	$(15.8)	$(688.8)	$(61.4)	$(31.9)

	As of December 31,
						As of March 31, 2004
	1999	2000	2001	2002	2003
	(in millions)
BALANCE SHEET DATA
Assets	$5,183.9	$6,730.4	$6,772.6	$6,500.6	$5,662.6	$5,621.6
Current liabilities	49.3	260.4	230.1	1,179.1	981.7	986.7
Long-term debt	3,422.0	3,518.7	3,672.0	2,502.6	2,085.9	2,100.6
Lease financing	860.0	2,188.8	2,179.6	2,169.8	2,159.6	2,154.5
Other long-term obligations	214.2	212.5	227.3	191.8	103.3	106.4
Members' equity	638.5	549.9	463.5	457.3	332.1	273.4

	Period from Inception (July 12, 1999) to December 31, 1999
		Years Ended December 31,				Three Months Ended March 31,
		2000	2001	2002	2003	2003	2004
CASH FLOW DATA	(in millions)
Cash provided by (used in) operating activities	$2.0	$93.1	$(39.1)	$171.4	$107.8	$7.2	$6.8
Cash provided by (used in) financing activities	4,072.0	1,446.5	132.3	(77.7)	(94.8)	(4.5)	30.4
Cash used in investing activities	(4,074.0)	(1,524.0)	(56.3)	(71.6)	(51.1)	(14.4)	(8.9)
	Period from Inception (July 12, 1999) to December 31, 1999
		Years Ended December 31,				Three Months Ended March 31,
		2000	2001	2002	2003	2003	2004
OTHER DATA
Ratio of earnings to fixed charges(1)	—	0.57	0.61	0.93	—	—	0.37

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of income (loss) before income taxes of Midwest Generation and fixed charges (net of capitalized interest). "Fixed charges" represent interest expense (prior to capitalization). For 2003, 2002, 2001, 2000 and the period since inception (July 12, 1999) to December 31, 1999, there was a fixed charge deficiency of $1.126 billion, $25.4 million, $154.1 million, $158.1 million, and $20.1 million, respectively. For the three months ended March 31, 2004 and 2003, there was a fixed charge deficiency of $51.9 million and $99.7 million, respectively.

RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the risks described below as well as all the information contained or incorporated by reference in this prospectus before investing in the notes.

Risks Relating to the Exchange Offer

        You may have difficulty selling the old notes which you do not exchange, since old notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

        If a large number of old notes are exchanged for new notes issued in the exchange offer, it may be difficult for holders of old notes that are not exchanged in the exchange offer to sell the old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

        In addition, if you do not tender your old notes or if we do not accept some old notes, those notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the old notes that are described in the legend on such notes and in the offering circular relating to the old notes.

        If you do not exchange your old notes in the exchange offer, you will no longer be entitled to an increase in interest payments on old notes that the indenture provides for if we fail to complete the exchange offer.

        Once the exchange offer has been completed, holders of outstanding old notes will not be entitled to any increase in the interest rate on their notes, which the indenture provides for if we fail to complete the exchange offer. Holders of old notes will not have any further rights to have their old notes registered, except in limited circumstances, once the exchange offer is completed.

        If you exchange your old notes, you may not be able to resell the new notes you receive in the exchange offer without registering them and delivering a prospectus.

        You may not be able to resell new notes you receive in the exchange offer without registering those notes or delivering a prospectus. Based on interpretations by the SEC in no-action letters, we believe, with respect to notes issued in the exchange offer, that:

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  holders who are not "affiliates" of ours within the meaning of Rule 405 of the Securities Act,

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  holders who acquire their notes in the ordinary course of business and

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  holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

        Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the new notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of new notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their old notes in market-making activities or other trading activities and must deliver a prospectus when they resell the new notes they acquire in the exchange offer in order not to be deemed an underwriter.

        You should review the more detailed discussion in "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Risks Relating to Our Business

        We have substantial merchant operations that are subject to market risks related to wholesale energy prices.

        The energy and capacity from any units not subject to one of the power purchase agreements with Exelon Generation in 2004, and from all our units after 2004, will be sold to Edison Mission Marketing & Trading. Edison Mission Marketing & Trading will in turn sell the energy and capacity under terms, including price and quantity, to be negotiated by it with wholesale customers or into the so-called "spot market." Thus, indirectly we will be increasingly subject to the market risks related to the price of energy and capacity.

        Among the factors that influence future market prices for energy and capacity in the region administered by PJM, and in the MAIN region where the Illinois plants are located, are:

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  prevailing market prices for fuel oil, coal and natural gas, and associated transportation costs;

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  the cost of emission credits or allowances;

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  the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities;

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  transmission congestion in and to the MAIN region and/or PJM and regulatory developments surrounding the proposed PJM expansion, which could limit the prices at which we can sell our uncontracted energy;

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  the availability, reliability and operation of nuclear generating plants, where applicable, and the extended operation of nuclear generating plants in the MAIN region and PJM beyond their presently expected dates of decommissioning;

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  weather conditions prevailing in the MAIN region and PJM from time to time; and

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  the rate of electricity use as a result of factors such as regional economic conditions and the implementation of conservation programs.

        There is no assurance that our merchant operations will be successful in selling energy and capacity into the markets or that the prices received for the energy and capacity will generate positive cash flow. Due to the volatility of market prices in the MAIN region for energy and capacity during the past several years, we cannot predict whether sales of energy and capacity to other customers or the market will be at prices sufficient to generate cash flow necessary to meet our obligations. If our merchant operations are not successful, we may not be able to generate enough cash to service our own debt and lease obligations, which would have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Exposures" in our annual report.

  We are subject to extensive energy industry regulation.

        Federal laws and regulations govern, among other things, transactions by and with purchasers of power, including utility companies, the operations of a power plant, the ownership of a power plant and various issues related to transmission access. Under limited circumstances where exclusive federal jurisdiction is not applicable or specific exemptions or waivers from state or federal laws or regulations are otherwise unavailable, federal and/or state utility regulatory commissions may have broad jurisdiction over non-utility owned electric power plants such as the Illinois plants. Energy producing projects are also subject to federal, state and local laws and regulations that govern, among other things, the geographical location, zoning, land use and operation of a project, as well as sales from a project. For more information, see "Business—Regulatory Matters" in our annual report.

        In addition to our exposure to government regulation affecting all electric power suppliers and generating companies on a national level, we are especially susceptible to regulatory actions and litigation outcomes that are specific to the geographic power market in which the Illinois plants are located.

        Commonwealth Edison's application to join PJM on a stand alone basis rather than simultaneously with AEP was approved by the FERC on April 27, 2004, with an effective date of May 1, 2004. See "Business—Transmission" in our annual report, "Market Risk Exposures—Regulatory Developments" in our quarterly report and "Summary—Recent Developments—Regulatory Developments." As a result of the integration of Commonwealth Edison into PJM on a stand alone basis on May 1, 2004, the Illinois plants are subject to PJM's market rules, including those designed to mitigate generation market power. PJM had made a proposal to apply certain bid and offer caps in the energy and capacity markets in NICA and to treat the market as limited only to the generation within the Commonwealth Edison footprint. However, in an order issued on March 24, 2004, the FERC rejected PJM's proposed market mitigation rules as unsupported. Such action was stated to be without prejudice to the ability of PJM to refile and provide the necessary support for such mechanisms or to file a different mechanism with adequate support. On April 23, 2004, PJM filed a request for a rehearing on one aspect of the March 24 order and an "Explanation" relating to another aspect of such order, and supplemented its filing on April 26, 2004. We filed a motion for a procedural schedule that will allow us 30 days to prepare and submit analyses responding to PJM's findings, which was granted by the FERC. Following such submissions by us and EME, PJM filed additional materials purporting to support its requested mitigation mechanisms, and we and EME responded to each of those submissions. The FERC has not yet ruled on these issues. We cannot predict the outcome of this matter or the impact of the market monitor's proposed mitigation measures should they, or some form of them, be adopted. Any possible negative effect of the FERC decisions will, in large part, affect power sales which are not made pursuant to bilateral agreements. As the amount of power which may be so contracted during the period after the decisions become effective cannot be determined, it is not possible to estimate the possible negative effect, if any, upon our results of operations and financial condition.

        There is no assurance that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition, nor can we provide assurance that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants. If we cannot comply with all applicable regulations, our business, results of operations, and financial condition could be adversely affected.

        We are subject to extensive environmental regulation that may involve significant and increasing costs.

        We are subject to extensive environmental regulation by federal, state and local authorities. We believe that we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operations. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, and future enforcement proceedings that may be taken by environmental authorities could affect the costs and the manner in which we conduct our business and could cause us to make substantial additional capital expenditures. There is no assurance that we would be able to recover these increased costs from our customers or that our business, financial condition and results of operations would not be materially adversely affected.

        Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a project or generating facility. Meeting all the necessary requirements can delay or sometimes prevent the completion of a proposed project as well as require extensive modifications to existing projects, which may involve significant capital expenditures. We cannot provide assurance that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants.

        Currently, environmental advocacy groups and regulatory agencies in the United States have been focusing considerable attention on carbon dioxide emissions from coal-fired power plants and their potential role in climate change. The adoption of laws and regulations to implement carbon dioxide controls could adversely affect our coal-fired plants. Also, coal plant emissions of nitrogen and sulfur oxides, mercury and particulates are potentially subject to increased controls and mitigation expenses. Changing environmental regulations could require us to purchase additional emissions allowances or make some units uneconomical to maintain or operate. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters and Regulations" in our annual report.

        A substantial amount of our revenues for 2004 will be derived under power purchase agreements with a single customer.

        During the first quarter or 2004, and in 2003, 2002 and 2001, approximately 40%, 65%, 99% and 99%, respectively, of our energy and capacity revenues were derived under three power purchase agreements with Exelon Generation, a subsidiary of Exelon Corporation. Under each of the power purchase agreements, Exelon Generation has had the option to terminate each agreement with respect to all or a portion of the units subject to it. During 2002 and 2003, Exelon Generation released 5,428 MW of our generating capacity from the power purchase agreements. As a result, 3,859 MW remain subject to power purchase agreements with Exelon Generation in 2004. We believe that Exelon Generation will represent approximately half of our revenues in 2004. The power purchase agreements terminate at the end of 2004. Exelon Corporation is the holding company of Commonwealth Edison and PECO Energy Company, major utilities located in Illinois and Pennsylvania. If Exelon Generation were to fail, become unable to fulfill or choose to terminate some of its obligations under these power purchase agreements, we might not be able to find another customer on similar terms for the output of our power generation assets. Any material failure by Exelon Generation to make payments under these power purchase agreements could adversely affect our results of operations and financial condition.

        Our ability to meet our obligations under our long-term leases is dependent on payment of interest and principal on our notes receivable from Edison Mission Energy.

        During 2000, we loaned $1.367 billion to Edison Mission Energy from the proceeds of the sale-leaseback of the Powerton and Joliet plants. Currently, the debt service payments made by Edison Mission Energy on the Powerton/Joliet notes evidencing this loan are the only source of cash available to us to make the lease payments under the Powerton and Joliet leases. Our ability to meet our obligations under the leases is dependent on receiving payment on the Powerton/Joliet notes or our free cash flow. There is no assurance that Edison Mission Energy will have sufficient cash flow to meet its obligations under the Powerton/Joliet notes or make payments on the Edison Mission Energy guarantees of the Powerton and Joliet leases. A default by Edison Mission Energy in the payment of the Powerton/Joliet notes could result in a shortfall of cash available to us to meet our lease and debt obligations. A default by us in meeting our lease obligations would give rise to various remedies, including the right to terminate the Powerton and Joliet leases, which would result in the loss of revenues from the Powerton and Joliet power plants and would have a material adverse effect on our business, results of operations and financial condition. For further discussion, see "Management's

Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Ratings" in our quarterly report.

        Restrictions in the financing documents binding on us and our affiliates limit our ability to enter into specified transactions that we otherwise might enter into, and may significantly impede our ability to refinance our debt.

        Midwest Generation EME, LLC, Edison Mission Energy and Mission Energy Holding Company have entered into debt agreements that contain restrictive covenants that are applicable to their subsidiaries, including us. We have not guaranteed these obligations. However, these financing documents contain restrictions on our ability and the ability our affiliates to enter into specified transactions or engage in specified business activities, including, in some instances, a requirement that Edison Mission Energy obtain the approval of Mission Energy Holding Company's board of directors. These restrictions may significantly impede our ability to take advantage of business opportunities as they arise, to grow our business or compete effectively, or to develop and implement any refinancing plans in respect of our indebtedness. See "—Risks Relating to the Notes—We have a substantial amount of indebtedness and long-term lease obligations" for further discussion.

        In addition, in connection with the entry by us or our affiliates into new financings or amendments to existing financing arrangements, our financial and operational flexibility may be further reduced as a result of more restrictive covenants, requirements for security and other terms that are often imposed on sub-investment grade entities.

        Sales of our uncontracted energy and capacity are made through our affiliate, Edison Mission Marketing & Trading, which has a rating below investment grade and also markets energy and capacity of another principal generator affiliate.

        Our sales into the wholesale energy and capacity markets are made through our affiliate, Edison Mission Marketing & Trading. When a sale of the energy that we generate is arranged and scheduled by Edison Mission Marketing & Trading, we enter into a back to back sale from us to Edison Mission Marketing & Trading for the energy or capacity required to complete the sale. Upon completion of sales from our plants arranged in this manner, Edison Mission Marketing & Trading pays to us the amount received from the sale minus a small service charge. Sales into the wholesale markets of energy generated by our affiliate, EME Homer City Generation, L.P., are arranged through Edison Mission Marketing & Trading in a similar fashion. For more information about our agreement with Edison Mission Marketing & Trading, see "Related Party Transactions—Edison Mission Marketing & Trading Agreements" in our annual report.

        In order to effect sales from our plants and from EME Homer City, Edison Mission Marketing & Trading enters into master trading and netting agreements with third party counterparties. These master trading and netting agreements allow the third parties to net amounts owed by Edison Mission Marketing & Trading against amounts owing to Edison Mission Marketing & Trading, whether relating to sales from our plants or those from EME Homer City. Thus, if EME Homer City were to fail to deliver energy or capacity with respect to which Edison Mission Marketing & Trading had entered into a back to back sale with a third party, Edison Mission Marketing & Trading might be unable to perform such sale and thus be required to pay liquidated damages to the third party. In such case, the third party may net the amounts so owed by Edison Mission Marketing & Trading against amounts owing to Edison Mission Marketing & Trading on account of sales of our energy and capacity. If Edison Mission Marketing & Trading were not able to recover this amount from EME Homer City or from Edison Mission Energy, which currently guarantees most of Edison Mission Marketing & Trading's trades, this could result in Edison Mission Marketing & Trading defaulting on its payments to us. Depending upon the amounts involved, this could have a material adverse effect on our financial condition and results of operations.

        In a bankruptcy of Edison Mission Marketing & Trading, we and third parties will have a right to terminate both sides of the back to back trades effected through Edison Mission Marketing & Trading. We would seek to novate the trades directly between us and the trading counterparty. There can be no assurance that we will be able to effect novations of any or all of the affected trades in these circumstances and thus we may have to sell the previously contracted power directly into the wholesale market at prices lower than those for which it had been previously contracted. Amounts due to Edison Mission Marketing & Trading from third parties may also be subject to set-off rights of such third parties. In addition, for back to back sales previously completed but for which we have not received payment, we will be an unsecured claimant for the amounts owed us in respect of such sales. Settlements between Edison Mission Marketing & Trading and us are normally made on a monthly basis and amounts owed to us during such period may be significant. Also, in a bankruptcy of Edison Mission Marketing & Trading, it is unlikely that we will be able to recover immediately amounts furnished by us to Edison Mission Marketing & Trading for trading support and we may be an unsecured claimant for these amounts as well. Any of these events could have a material adverse effect on our financial condition and results of operations.

        Our ability to provide credit support to Edison Mission Marketing & Trading may be limited.

        Historically, Edison Mission Energy, directly and through a subsidiary, has provided credit support to its subsidiaries, including Edison Mission Marketing & Trading. This credit support is in the form of cash and letters of credit for the benefit of Edison Mission Marketing & Trading's counterparties. After the closing date, we will be able to provide credit support to Edison Mission Marketing & Trading using letters of credit drawn on or loans under our new credit facility. However, Edison Mission Energy may still need to provide credit support to Edison Mission Marketing & Trading, depending on market conditions. Without an investment grade rating, Edison Mission Energy's ability to provide credit support to its subsidiaries is limited. If we and Edison Mission Energy were unable to provide adequate credit support, this would reduce the number of counterparties willing to enter into bilateral contracts with Edison Mission Marketing & Trading, thus requiring it to rely on short-term and spot market sales instead of longer term bilateral contracts. Furthermore, if forward prices for power increase significantly, Edison Mission Marketing & Trading may not be able to meet margining requirements. Due to the increase in merchant sales following the expiration of the Exelon Generation power purchase agreements, the amount of credit support required is expected to increase in 2005. Failure to meet a margining requirement would permit the counterparty to terminate the related bilateral contract early and demand immediate payment for the replacement value of the contract, which would be the amount by which the then market price for the power covered by the contract exceeds the contract price for such power. While we will be free to resell the previously contracted power into the market, there can be no assurance that we will receive the same price used for the calculation of the replacement value of the terminated contract.

        General operating risks may decrease or eliminate the revenues generated by us or increase operating costs.

        The operation of power generation facilities involves many operating risks, including:

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  performance below expected levels of output or efficiency;

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  interruptions in fuel supply or increased fuel costs;

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  disruptions in the transmission of electricity;

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  breakdown or failure of equipment or processes, including large energy blackouts;

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  imposition of new regulatory requirements;

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  unavailability or increased cost of required emissions allowances;

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  employee work force factors, including strikes, work stoppages or labor disputes;

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  violation of permit requirements; and

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  operator error or catastrophic events such as terrorist activities, fires, tornadoes, explosions, floods or other similar occurrences affecting power generation facilities.

        There is no assurance that the occurrence of one or more of the events listed above would not significantly decrease or eliminate revenues generated by our facilities or significantly increase the costs of operating them. Equipment and plant warranties and insurance may not be adequate to cover lost revenues or increased expenses. A decrease or elimination in revenues generated by the facilities or an increase in the costs of operating them could decrease or eliminate funds available to meet our obligations as they become due and could have a material adverse effect on us.

        Our financial results may be particularly subject to fluctuations in the price of coal. At April 30, 2004, we had contracted for all of our 2004 coal requirements and 84% and 54% of our anticipated coal requirements in 2005 and 2006, respectively. If future coal prices differ from our current expectations, our operating expenses could increase significantly and we may not be able to pass these costs on to our customers.

        Our operations are subject to hazards customary to the power generation industry. We may not have adequate insurance to cover all of these hazards.

        Our operations are subject to many hazards associated with the power generation industry that may expose us to significant liabilities for which we may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, hazards such as fire, explosion, collapse and machinery failure are inherent in our operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plants and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot assure you that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, we cannot assure you that insurance coverage will continue to be available at all or at rates or on terms similar to those presently available to us.

Risks Relating to the Notes

  We have a substantial amount of indebtedness and long-term lease obligations.

        We have a significant amount of indebtedness. On April 30, 2004, we had total indebtedness of $3.0 billion (of which $1.7 billion consisted of the notes and the new credit facility and the balance consisted of other debt).

        Our substantial indebtedness could have important consequences, including:

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  making it more difficult to satisfy our obligations with respect to the notes or our other indebtedness;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

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  placing us at a competitive disadvantage compared with competitors that have stronger financial positions; and

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  limiting our ability to borrow additional funds.

        We may be able to incur additional indebtedness in the future. The terms of the indenture governing the notes restrict but do not prohibit us from doing so. Our new credit facility permits additional secured borrowings, including but not limited to, borrowings for necessary capital expenditures of up to $100 million and environmental capital expenditures after completion of this offering. Those secured borrowings rank senior to the notes to the extent of the value of the collateral. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify. See "Description of the New Credit Facility."

        Some of our direct and indirect parent companies and affiliates are currently subject to, and may in the future enter into, agreements that contain restrictions on the use of proceeds of sales or other dispositions of assets. The exercise by the holders of notes of their right to require us and Midwest Finance to repurchase the notes pursuant to the "Asset Sales" provisions of the indenture and the collateral trustee's exercise of its rights to repossess and dispose of the collateral could cause a default under these other agreements, which could cause cross defaults under other debt instruments of some of our direct and indirect parent companies and affiliates. Such a default may affect our ability to meet our obligations under the notes.

        In addition, the new credit facility contains financial covenants binding on us. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our other indebtedness.

        The lien-ranking provisions set forth in the indenture and collateral trust agreement substantially limit the rights of the holders of the notes with respect to the collateral securing the notes.

        The rights of the holders of the notes with respect to the collateral securing the notes are substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture and the collateral trust agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of the proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances. See "Description of the Notes—Security" and "Description of the Notes—Amendment, Supplement and Waiver."

        The collateral securing the notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

        We have secured our obligations under the notes by the collateral as more fully described in this prospectus. The collateral is also pledged on a first priority basis for the benefit of the lenders under the new credit facility. As a result, the lenders under the new credit facility will be paid in full from the proceeds of the collateral pledged to them before noteholders are paid from the proceeds. As of April 27, 2004, the notes ranked effectively junior in right of payment to $900 million of obligations secured by the collateral on a first priority basis. In addition, the indenture governing the notes permits us to incur additional secured debt, including debt secured on a first priority basis (ahead of the notes) by the same collateral, subject to compliance with restrictions in the indenture and in our other debt instruments. The incurrence of any additional secured indebtedness would reduce amounts payable to you from the proceeds of any sale of the collateral, and possibly from other assets that do not constitute collateral.

        In the event of a foreclosure on the collateral, the proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes because proceeds from a sale of the collateral would, under the collateral trust agreement, be applied to satisfy indebtedness and all other obligations under the new credit facility and permitted prior liens before any such proceeds are applied in respect of the notes. Only after all of our obligations under the new credit facility have been satisfied, will proceeds from the sale of collateral be available to holders of the notes, at which time such proceeds will be applied to satisfy our obligations to holders of the notes.

        The value of the collateral in the event of a liquidation will depend on market and economic conditions, the availability of buyers and similar factors. You should not rely upon the book value of the collateral as a measure of realizable value for such assets. By its nature, some or all the collateral may be illiquid and may have no readily ascertainable market value. Likewise, there is no assurance that the collateral will be salable or, if salable, there will not be substantial delays in its liquidation. Accordingly, there can be no assurance that the proceeds of any sale of the collateral following an acceleration of the notes' maturity would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes after satisfying the obligations secured by the first priority lien.

        If the proceeds of any sale of the collateral are insufficient to repay all amounts due on the notes, the holders of the notes (to the extent the notes are not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims of any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness.

        Bankruptcy laws may limit the ability of the holders of the notes to realize value from the collateral.

        The right of the collateral trustee to repossess and dispose of the collateral on the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral trustee repossessed and disposed of the collateral.

        Under Title 11 of the United States Code, the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code allows the debtor to continue to retain and to use collateral, including capital stock, even though the debtor is in default under the applicable debt instruments, so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is generally intended to protect the value of the secured creditor's interest in the collateral. Adequate protection may include cash payments or granting of additional security, if and at such times as the court in its discretion determines, for any decline in the value of the collateral because of a stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. The lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court make it impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral trustee could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

  Any future pledge of collateral might be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the trustee, including by security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

  It may be difficult to realize the value of the collateral securing the notes.

        While the necessary consents have been obtained to grant the security interests created by the security documents, the collateral trustee's ability to foreclose on the collateral and transfer the collateral to a third party on your behalf may be subject to the consent of third parties and, for those assets that are subject to the FERC's jurisdiction, the prior approval by the FERC. There is no assurance these approvals could be obtained on a timely basis or at all.

        Prior to the termination of the power purchase agreements on December 31, 2004 (or earlier if mutually agreed), any foreclosure on the facilities that comprise a portion of the collateral or on the power purchase agreements themselves may require the consent of Exelon Generation, as assignee of Commonwealth Edison. Exelon Generation may condition its consent to the transfer of the facilities upon the assumption by the transferee of the obligations under the power purchase agreements if those agreements are still in effect. There is no assurance that Exelon Generation would consent in a timely manner or at all.

        We have entered into agreements with Commonwealth Edison which grant Commonwealth Edison certain easements onto our real property and rights to utilize these easements and the interconnection systems associated with the facilities. In the case of a foreclosure on the facilities or upon our interest in the facilities, interconnection and easement agreements, Commonwealth Edison would retain its rights as to the easements and interconnection systems, and the rights of Commonwealth Edison as to these easements and interconnection systems would not be affected by any such foreclosure claim. Also, any transferee in a foreclosure would be required to honor the power purchase agreements with Exelon Generation and would assume certain liabilities with respect to the power purchase agreements and the facilities, interconnection and easement agreements if those agreements are still in effect.

        In the case of a foreclosure upon our interests in the facilities, interconnection and easements agreements, the collateral trustee may have to obtain the consent of Commonwealth Edison as to the assignment of our interests in those agreements to a third party. There is no assurance that Commonwealth Edison would consent in a timely manner or at all.

        We, Edison Mission Midwest Holdings and Midwest Generation EME are subject to provisions in agreements to which certain of our affiliates are a party restricting our ability to, among other things, sell or transfer assets or sell stock. The exercise by the holders of notes of remedies under the indenture could result in a default under these agreements, depending on the specifics of the actions taken. Exercise by the holders of the notes of remedies with respect to collateral securing the notes may result in a default under these other agreements, which could cause cross defaults under other debt instruments of some of our direct and indirect parent companies and affiliates. Such a default may affect our ability to meet our obligations under the notes.

        The collateral trustee's ability to foreclose may also be subject to practical problems associated with realizing the collateral trustee's security interest in the collateral. There is no assurance that the consents of any third parties, including those discussed above, and approvals by government entities, such as the FERC, will be given when required to implement a foreclosure on the assets or the transfer of the assets to a third party, especially if we are not in compliance with any underlying permits at the time. Accordingly, the collateral trustee may not have the ability to foreclose on those assets or assume or transfer the right to operate those facilities, and a temporary shutdown of operations may result and the value of the collateral may significantly decrease. Even if the collateral trustee assumes the right to operate the facilities, there may also be practical problems associated with the collateral trustee's ability to identify a qualified operator to operate and maintain the facilities. There may also be practical problems associated with the collateral trustee's ability to identify a power marketer qualified to market and sell the output of the facilities or to do so on terms similar to the terms of our marketing affiliate. Further, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of this collateral. Finally, the value of the assets pledged as collateral could be impaired in the future because of changing economic conditions, competition, and other future trends.

        Your interest in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

        The security interest in the collateral securing the notes and the new credit facility includes all our real and personal property other than excluded assets, a pledge of certain stock and other equity interests, certain intercompany notes and the proceeds of the foregoing, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can be perfected only at the time such property and rights are acquired and identified. Although the indenture will contain customary further assurances covenants, the trustee will not monitor the future acquisition of property and rights that constitute collateral, or take any action to perfect the security interest in such acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

        Projections in the independent engineer's report and the independent market consultant's report, and the assumptions underlying those projections, are inherently subject to significant uncertainties, and actual results may differ, perhaps materially, from those projected.

        Stone & Webster, the independent engineer, has evaluated the technical, environmental and economic costs of our facilities. PA, the independent market consultant, has prepared a forecast of wholesale electricity market prices in the U.S. for the period 2004 through 2014. These consulting reports contain a discussion of the many assumptions utilized in preparing these projections. Investors should review those reports. The PA report and the Stone & Webster report are incorporated by reference herein.

        Projections and the other data included in the consulting reports have been prepared and reviewed by the consultants on the basis of present knowledge and assumptions which we and the consultants believe to be reasonable. The information included or incorporated by reference in this prospectus that has been prepared by Stone & Webster or PA is the responsibility of Stone & Webster or PA, respectively. Neither we nor the consultants will provide the noteholders with revised projections or any report of the differences between the projections and actual operating results later achieved by our facilities.

        For purposes of preparing the projections, assumptions were made, of necessity, with respect to availability and performance of our facilities, environmental regulations, dispatch levels, capital expenditures, operation and maintenance expenditures, the revenues that we will receive for capacity and energy, the availability of fuel, our tax treatment, general business and economic conditions and several other material contingencies and other matters that are not within our control and the outcome of which cannot be predicted with any certainly or accuracy by us, the independent engineer, the independent market consultant or any other person to significant uncertainties, and actual results will differ, perhaps materially, from those projected. Accordingly, the projections are not necessarily indicative of current values or future performance, and neither we, nor the consultants nor any other person assumes any responsibility for their accuracy. Therefore, no representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. If actual results are materially less favorable than those shown in the independent engineer's report or the independent market consultant's report, or if the assumptions used in formulating the projections prove to be incorrect, our ability to make payments of principal of and interests on the notes may be adversely affected.

        We may not have the ability to raise the funds necessary to finance the change in control offer required by the indenture.

        On the occurrence of specific kinds of change in control events, we may be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, if a change in control were to occur, it is possible that we will not have sufficient funds at the time of the change in control to make the required repurchase of notes or that restrictions in the new credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase our indebtedness, would not constitute a "Change in Control" under the indenture governing the notes. See "Description of the Notes—Repurchase at the Option of Holders."

        We may not have the ability to raise the funds necessary to finance the put option beginning in 2014.

        On May 1, 2014, and on each one year anniversary thereafter, if the noteholders require us to repurchase all or some of their notes at 100% of the principal amount of the notes plus accrued and unpaid interest, it is possible that we will not have sufficient funds at that time to make the required repurchase of the notes. See "Description of the Notes—Repurchase at the Option of Holders—2014 Put Option."

        There is no established trading market for the new notes, and you may not be able to sell them quickly or at the price that you paid.

        The new notes are a new issue of securities and there is no established trading market for them. We will only offer and sell the new notes pursuant to an effective registration statement.

        Even if the registration statement becomes effective, which generally will allow resales of the new notes, the new notes will constitute a new issue of securities with no established trading market. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems; however, we expect that the new notes will be eligible for trading in the PORTALSM Market by Qualified Institutional Buyers (as defined under Rule 144A of the Securities Act). The initial purchasers of the old notes advised us that they intend to make a market in the new notes, but they are not obligated to do so and may discontinue any market making in the new notes at any time, in their sole discretion. You may not be able to sell your new notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the new notes. As a result, you may be required to bear the financial risk of your investment in the new notes indefinitely. If a trading market were to develop, future trading prices of the new notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market for them; and

  •
  the market for similar securities.

        In addition, the market for non investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market for the new notes, if any, may be subject to similar disruptions that could adversely affect their value.

  We have recently experienced net losses and losses may occur in the future.

        We reported a net loss of $32 million for the fiscal quarter ended March 31, 2004 and have incurred losses in prior periods, including a net loss of $689 million for the fiscal year ended December 31, 2003. The net loss during 2003 includes an asset impairment charge of $1.025 billion ($625 million after tax) that resulted from a revised long-term outlook for capacity revenues from the Collins Station and eight small peaking plants. The lower capacity revenue outlook was the result of a number of factors, including higher long-term natural gas prices and the current generation overcapacity in the MAIN region. Our 2003 net loss also included interest expense of $143.8 million ($88.3 million after tax) related to a subordinated revolving loan with an affiliate. Subsequent to December 31, 2003, this subordinated revolving loan was repaid from a capital contribution by our parent and, accordingly, our future results of operations will no longer include interest expense related to this item. Our results of operations will continue to be affected by events and conditions both within and beyond our control, including competition, economic, financial, business and other conditions. Therefore, we cannot assure you that we will not incur net losses in the future.

        You may not have an effective remedy against Arthur Andersen, our independent public accountants for the periods prior to 2002.

        In May 2002, we appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2002 after previously dismissing Arthur Andersen LLP. On June 15, 2002, Arthur Andersen was convicted of federal obstruction of justice arising from the government's investigation of Enron Corp. On August 31, 2002, Arthur Andersen voluntarily relinquished its licenses to practice public accountancy in all states of the United States, thereby effectively ceasing to exist as a global accounting firm. Arthur Andersen has audited our financial statements for the fiscal year ended December 31, 2001, included elsewhere in this prospectus. Our current auditors have not reviewed financial statements for those periods. Our selected historical financial data as of December 31, 2001, 2000 and 1999 and for the years ended December 31, 2001 and 2000 and the period from inception (July 12, 1999) to December 31, 1999 set forth in "Selected Financial Information" were also based on financial statements audited by Arthur Andersen. Arthur Andersen has not consented to the use of those financial statements in this prospectus and purchasers of the notes may have no effective remedy against Arthur Andersen in connection with any material misstatement or omission in those financial statements. PricewaterhouseCoopers, our current independent registered public accounting firm, has not reaudited the financial statements previously audited by Arthur Andersen.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions, we and Midwest Finance will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term expiration date means 5:00 p.m., New York City time,            , 2004. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. In the event of any such extension, the term expiration date means the latest time and date to which the exchange offer is extended.

        As of April 30, 2004, $1,000,000,000 million principal amount of old notes were outstanding. We and Midwest Finance are sending this prospectus, together with the letter of transmittal, to all registered holders of old notes that we and Midwest Finance know of.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us and Midwest Finance. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Purpose of the Exchange Offer

        When we and Midwest Finance sold the old notes in April 2004, we and Midwest Finance entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we and Midwest Finance agreed to file a registration statement regarding the exchange of the old notes for notes which are registered under the Securities Act. We and Midwest Finance also agreed to use commercially reasonable efforts to cause the registration statement to become effective with the SEC and to consummate this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we and Midwest Finance will be required to pay additional interest to the holders of the old notes in the form of an increase in the annual interest rate borne by the old notes if:

  •
  we and Midwest Finance fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

  •
  we and Midwest Finance fail to consummate the exchange offer within 30 business days, or longer if required by the federal securities laws, after the date specified for effectiveness.

        A copy of the registration rights agreement is filed as an exhibit to our quarterly report, which is incorporated by reference herein.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such new notes. See "Plan of Distribution."

Procedures for Tendering Old Notes

        Your tender of old notes to us and Midwest Finance as set forth below and our and Midwest Finance's acceptance of the old notes will constitute a binding agreement between you and us and Midwest Finance upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below. See "—Book-Entry Transfers."

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we and Midwest Finance may enforce such letter of transmittal against such participant.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an Eligible Institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determines in its sole discretion, duly executed by the holders with the signature thereon guaranteed by an Eligible Institution.

        We (or the exchange agent on our and Midwest Finance's behalf) in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in its judgment or its counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer), except that we will not waive any condition of the exchange offer with respect to an individual holder unless it waives that condition with respect to all holders. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We and Midwest Finance are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent that, among other things:

  •
  you are not an affiliate of ours or Midwest Finance or a broker-dealer that acquired the old notes directly from us or Midwest Finance;

  •
  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

  •
  neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the old notes or the new notes.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent that the holder is not engaged in or does not intend to engage in a distribution of the old notes or the new notes.

        If you engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the old notes or the new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  could not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such new notes. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we and Midwest Finance will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we and Midwest Finance will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, and the procedure for book-entry transfer cannot be completed prior to the expiration or termination or the exchange offer, a tender may be effected if:

  •
  prior to the expiration date, the exchange agent received from an Eligible Institution a notice of guaranteed delivery, substantially in the form we and Midwest Finance provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn (including the principal amount of such old notes); and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we and Midwest Finance are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration date of the exchange offer (or, with respect to governmental or regulatory approvals, prior to the acceptance of such old notes):

  •
  the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

  •
  an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our and Midwest Finance's ability to proceed with the exchange offer;

  •
  we and Midwest Finance shall not have received all governmental and regulatory approvals that we deem necessary to consummate the exchange offer; or

  •
  there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair its ability to consummate the exchange offer.

        The foregoing conditions are for our and Midwest Finance's benefit and may be asserted by us and Midwest Finance regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our and Midwest Finance's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we and Midwest Finance will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

The Bank of New York
Corporate Trust Operations Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
 Telephone Number: (212) 815-5908
 Facsimile Number: (212) 298-1915
Attention: Mr. Bernard Arsenec

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We and Midwest Finance will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We and Midwest Finance will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        We and Midwest Finance will pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us and Midwest Finance to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture governing the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We and Midwest Finance do not plan to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell notes received in the exchange offer, may require us and Midwest Finance to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we and Midwest Finance believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who intends to participate in the exchange offer for the purpose of distributing the new notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We and Midwest Finance do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although it has no reason to believe otherwise.

SOURCES AND USES OF FUNDS

        We and Midwest Finance will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we and Midwest Finance will receive in exchange the old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our and Midwest Finance's indebtedness. We and Midwest Finance have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2004 on an actual basis and as adjusted to reflect the Transactions as if they had occurred on March 31, 2004.

	Pro Forma Adjustments
	At March 31, 2004	Change in Capitalization(1)	Lease Termination(2)		Debt Refinancing		As Adjusted
	(in millions)
Short-term debt	$—	$—	$		$		$—
Lease Termination Liability				960.0		(960.0)	—
Subordinated Intercompany Loan(3)	692.7					(692.7)	—
First Priority Term Loan						700.0	700.0
Notes						1,000.0	1,000.0
Lease Financing:
Collins	860.0			(860.0)			—
Powerton/Joliet(4)	1,305.1						1,305.1
Subordinated Intercompany Revolving Loan	2,100.6	(2,100.6)					—

	4,958.4	(2,100.6)		100.0		47.3	3,005.1
Member's Equity	273.4	2,100.6		(80.0)			2,294.0

Total Capitalization	$5,231.8	$—		$20.0		$47.3	$5,299.1

(1)
The subordinated intercompany revolving loan was extinguished on April 27, 2004 through a capital contribution by Edison Mission Midwest Holdings through reductions in amounts owed to Edison Mission Overseas under the subordinated intercompany revolving loan.

(2)
Assumes decommissioning of the Collins Station. The $80.0 million reduction in member's equity assumes an impairment of the remaining Collins related assets, excluding emission allowances. Emission allowances will be used by our coal-fired power plants following the decommissioning of the Collins Station.

(3)
This subordinated intercompany loan from Edison Mission Overseas corresponds to the Tranche B term loan of Edison Mission Midwest Holdings. Both loans were repaid on April 27, 2004.

(4)
The obligations under the Powerton/Joliet lease are guaranteed by Edison Mission Energy.

SELECTED FINANCIAL INFORMATION

        The following table sets forth our selected financial information for the period from inception (July 12, 1999) to December 31, 1999, the fiscal years ended December 31, 2000, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004. The selected financial information was derived from the audited financial statements that are included in our annual report and the unaudited Financial Statements included in our quarterly report. The following selected financial information is qualified in its entirety by the more detailed information and financial statements, including the notes to that information and those financial statements, included in our annual report and quarterly report.

        You should read the following information in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the related notes included in our annual report and quarterly report.

        In May 2002, PricewaterhouseCoopers LLP replaced Arthur Andersen as our independent registered public accounting firm. For more information on the change of accountants, see "Risk Factors—Risks Relating to the Notes—You may not have an effective remedy against Arthur Andersen, our independent public accountants for the periods prior to 2002."

	Period from Inception (July 12, 1999) to December 31, 1999					Three Months Ended March 31,
		Years Ended December 31,
		2000	2001	2002	2003	2003	2004
	(in millions)
INCOME STATEMENT DATA
Operating revenues	$23.7	$1,089.2	$1,057.5	$1,148.7	$1,052.3	$209.9	$233.3
Operating expenses
Fuel and plant operations	22.4	745.9	756.4	745.7	723.7	197.9	187.4
Asset impairment and other charges and credits	—	—	—	(0.3)	1,025.3	—	—
Depreciation and amortization	5.7	167.7	166.7	175.6	171.7	48.2	36.7
Administrative and general	1.4	22.4	30.2	25.4	23.8	5.4	8.1

	29.5	936.0	953.3	946.4	1,944.5	251.5	232.2

Operating income (loss)	(5.8)	153.2	104.2	202.3	(892.2)	(41.6)	1.1
Interest and other expense	(14.3)	(311.3)	(258.3)	(227.6)	(233.4)	(58.0)	(53.0)

Loss before income taxes	(20.1)	(158.1)	(154.1)	(25.3)	(1,125.6)	(99.6)	(51.9)
Benefit for income taxes	7.7	61.7	56.4	9.5	436.9	38.3	20.0

Loss before accounting change	(12.4)	(96.4)	(97.7)	(15.8)	(688.7)	(61.3)	(31.9)
Cumulative effect of change in accounting, net of tax	—	—	—	—	(0.1)	(0.1)	—

Net loss	$(12.4)	$(96.4)	$(97.7)	$(15.8)	$(688.8)	$(61.4)	$(31.9)

	As of December 31,
						As of March 31, 2004
	1999	2000	2001	2002	2003
	(in millions)
BALANCE SHEET DATA
Assets	$5,183.9	$6,730.4	$6,772.6	$6,500.6	$5,662.6	$5,621.6
Current liabilities	49.3	260.4	230.1	1,179.1	981.7	986.7
Long-term debt	3,422.0	3,518.7	3,672.0	2,502.6	2,085.9	2,100.6
Lease financing	860.0	2,188.8	2,179.6	2,169.8	2,159.6	2,154.5
Other long-term obligations	214.2	212.5	227.3	191.8	103.3	106.4
Members' equity	638.5	549.9	463.5	457.3	332.1	273.4

	Period from Inception (July 12, 1999) to December 31, 1999					Three Months Ended March 31,
		Years Ended December 31,
		2000	2001	2002	2003	2003	2004
	(in millions)
CASH FLOW DATA
Cash provided by (used in) operating activities	$2.0	$93.1	$(39.1)	$171.4	$107.8	$7.2	$6.8
Cash provided by (used in) financing activities	4,072.0	1,446.5	132.3	(77.7)	(94.8)	(4.5)	30.4
Cash used in investing activities	(4,074.0)	(1,524.0)	(56.3)	(71.6)	(51.1)	(14.4)	(8.9)
	Period from Inception (July 12, 1999) to December 31, 1999					Three Months Ended March 31,
		Years Ended December 31,
		2000	2001	2002	2003	2003	2004
OTHER DATA
Ratio of earnings to fixed charges(1)	—	0.57	0.61	0.93	—	—	0.37

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of income (loss) before income taxes of Midwest Generation and fixed charges (net of capitalized interest). "Fixed charges" represent interest expense (prior to capitalization). For 2003, 2002, 2001, 2000 and the period since inception (July 12, 1999) to December 31, 1999, there was a fixed charge deficiency of $1.126 billion, $25.4 million, $154.1 million, $158.1 million, and $20.1 million, respectively. For the three months ended March 31, 2004 and 2003, there was a fixed charge deficiency of $51.9 million and $99.7 million, respectively.

DESCRIPTION OF THE NEW CREDIT FACILITY

        Concurrent with the consummation of the issuance of the notes, we entered into a $900 million new credit facility, which includes a $700 million term loan and a $200 million revolving tranche. The following is a summary description of the principal terms and conditions of the new credit facility. This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions that will be contained in the definitive agreements.

        Security.    The new credit facility is secured by first priority perfected security interests in (1) a pledge of our membership interests and the capital stock of our parent, Edison Mission Midwest Holdings Co., (2) a pledge of the Edison Mission Energy intercompany notes held by us, (3) mortgages on specified real property of ours as described in this prospectus, (4) liens on other assets of ours as described in this prospectus, and (5) a pledge of an account of Edison Mission Marketing & Trading. For more information, see "Description of the Notes."

        Interest.    The new credit facility bears an interest rate at LIBOR, plus 3.25% per annum. Interest will be paid on the last day of each applicable borrowing or if any borrowing exceeds three months, on the day three months after such loan is made. If any borrowing bears interest at base rate, interest on such borrowings will be paid on the first business day following each of our fiscal quarters.

        Default Interest and Fees.    Upon the occurrence and during the continuance of any event of default under the new credit facility, we shall pay, but only to the extent permitted by law, in addition to the rate otherwise applicable to the loan plus the applicable margin on such loan, additional interest at 2% per annum until such event of default is cured.

        Covenants.    The new credit facility contains affirmative and negative covenants customary for a transaction of this type which, among other things, require us to meet certain financial tests, including a minimum interest coverage ratio and a maximum secured leverage ratio discussed below. The new credit facility also contains covenants which, among other things, limit our ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in any consolidation or merger or otherwise liquidate or dissolve;

  •
  make restricted payments;

  •
  enter into transactions with affiliates (provided, however, that we are permitted to engage in permitted trading activities and to provide permitted marketing support, each as defined in the new credit facility);

  •
  engage in business activities other than specified activities;

  •
  engage in speculative transactions; and

  •
  engage in other matters customarily restricted in such agreements.

        However, if at any time our debt is rated at least BBB- by S&P and Baa3 by Moody's and no default or event of default has occurred and is continuing, we will no longer be prohibited from distributing 100% of our excess cash flow generated since the date we first met the above rating requirement. If either rating should subsequently decline to below BBB- or Baa3, the suspended covenant will be reinstated.

        Events of Default.    Events of default under the new credit facility will include, but will not be limited to:

  •
  breach of representations and warranties;

  •
  payment defaults;

  •
  non-compliance with covenants;

  •
  bankruptcy;

  •
  judgments in excess of specified amounts;

  •
  default of other indebtedness in excess of specified amounts;

  •
  any regulatory violation, as defined in the new credit facility;

  •
  unenforceability of any loan document or security document or failure of any lien created in favor of the collateral trustee to be a valid, perfected, first priority lien on the collateral;

  •
  a change in control, as defined in the new credit facility;

  •
  an exercise of remedies by any of the Powerton/Joliet lease trusts to terminate any of the Powerton/Joliet Leases or the unenforceability of any Powerton/Joliet guarantee or notes; and

  •
  failure of Edison Mission Energy to perform its obligations under any Powerton/Joliet guarantee or any payment default or acceleration of indebtedness of Edison Mission Energy in excess of a specified amount.

Distribution Covenants in the New Credit Facility

        In order for us to make a distribution, we must be in compliance with covenants specified under our new credit facility. Compliance with the covenants in the new credit facility includes maintaining the following two financial performance requirements.

  •
  At the end of each fiscal quarter, our consolidated interest coverage ratio for the immediately preceding four consecutive fiscal quarters must be at least 1.25 to 1. The consolidated interest coverage ratio is defined as the ratio of consolidated net income (plus or minus specified amounts as set forth in the credit agreement), to consolidated interest expense (as more specifically defined in the credit agreement).

  •
  Our secured leverage ratio for the 12-month period ended on the last day of the immediately preceding fiscal quarter may be no greater than 8.75 to 1. The secured leverage ratio is defined as the ratio of the aggregate principal amount of our secured debt plus all indebtedness of a subsidiary of ours, to the aggregate amount of consolidated net income (plus or minus specified amounts as set forth in the new credit agreement).

        In addition, our distributions are limited in amount. The aggregate amount of distributions made by us since April 27, 2004 may not exceed the sum of (i) 75% of excess cash flow (as defined in the new credit facility) generated since that date, plus (ii) up to 100% of the amount of equity contributions of subordinated loans made by Edison Mission Energy or a subsidiary of Edison Mission Energy to us after April 27, 2004, but, in the latter case, only to the extent of excess cash flow not used for a dividend under (i) is available for such payments. If we are rated investment grade, the aggregate amount of distributions by us since April 27, 2004 may not exceed 100% of excess cash flow generated since becoming investment grade.

DESCRIPTION OF COLLINS LEASE TERMINATION

        As part of the financing of our acquisition of the Illinois plants from Commonwealth Edison, we assigned our right to purchase the Collins Station from Commonwealth Edison to four third party trusts, as part of a lease transaction. The trusts purchased the Collins Station, and the proceeds of this purchase constituted a portion of the aggregate purchase price paid to Commonwealth Edison for the Illinois plants. Immediately following the purchase of the Collins Station by the four trusts, they leased their respective interests to our affiliate, Collins Holdings EME, LLC under four separate facility lease agreements. Collins Holdings, in turn, subleased the interests in the Collins Station to us under four separate facility sublease agreements. Our obligations under the sublease agreements, and Collins Holdings' obligations under the lease agreements, were guaranteed by Edison Mission Midwest Holdings.

        Due in part to higher long-term natural gas prices and the current generation overcapacity in the MAIN region, we do not believe the Collins Station is economically competitive in the current marketplace. In light of this, we have terminated the Collins lease and purchased the Collins Station. To do so, we made a payment to the trusts under the lease of approximately $960 million, consisting of an amount equal to the $774 million of lease debt outstanding, plus accrued interest and the amount owing to the lease equity investor upon an early termination of the Collins lease. After making this payment, all of our obligations under the Collins lease, and the associated obligations of Edison Mission Midwest Holdings under its Collins lease guarantees, terminated, except for certain continuing tax and other indemnity obligations we have to the lease equity investor. Following termination of the power purchase agreement for the Collins Station, we plan to decommission the plant.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Midwest" refers only to Midwest Generation, LLC and not to any of its Affiliates or Subsidiaries. The term "Issuers" refers collectively to Midwest and Midwest Finance Corp. ("Midwest Finance"), which is a wholly owned direct Subsidiary of Midwest.

        The Issuers issued the old notes under an indenture between the Issuers and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The new notes will also be issued pursuant to the indenture. The terms of the new notes to be issued in the exchange offer are identical in all material respects to the terms of the old notes, except for the transfer restrictions and registration rights relating to the old notes. The terms of the old notes and the new notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The security documents referred to below under the caption "—Security" set forth the terms of the security interests that will secure the old notes and new notes.

        The following description is a summary of the material provisions of the indenture, the collateral trust agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the collateral trust agreement and the security documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the collateral trust agreement and the security documents are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture. As used in this Description of Notes, the word "including" means "including, without limitation."

        The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The Notes

        The notes:

  •
  are general obligations of Midwest;

  •
  are secured on a second priority basis, equally and ratably with all obligations of Midwest under any future Parity Lien Debt, by (1) security interests in all the assets of Midwest other than the Excluded Assets, (2) a pledge by Edison Mission Midwest Holdings Co., Midwest's direct parent entity, of all of the Equity Interests in Midwest, (3) a pledge of all of the Equity Interests in Edison Mission Midwest Holdings Co. by its direct parent, Midwest Generation EME, LLC, (4) a pledge of the Edison Mission Energy intercompany notes held by Midwest, and (5) a pledge of an account of Edison Mission Marketing & Trading, Inc., Midwest's marketing affiliate, subject in each case to liens securing Midwest's obligations under the Credit Agreement and any other Priority Lien Debt and other Permitted Prior Liens;

  •
  are effectively junior, to the extent of the value of the Collateral, to Midwest's obligations under the Credit Agreement and any other Priority Lien Debt, which will be secured on a first priority basis by the same assets of Midwest that secure the notes, as well as certain other assets;

  •
  are effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of Midwest subject to those Permitted Prior Liens;

  •
  are pari passu in right of payment with all other senior Indebtedness of Midwest, including Indebtedness under the Credit Agreement; and

  •
  are senior in right of payment to any existing or future Subordinated Indebtedness of the Issuers, if any.

        We believe that our obligations under the notes, the new credit facility and the other priority lien debt and parity lien debt have the benefit of the subordination agreement with respect to our Powerton/Joliet lease obligations, and therefore rank effectively senior in right of payment to those obligations (except for the amounts that would constitute "free cash flow" as defined in the Powerton/Joliet Lease Documents, which will not be subordinated). We believe "free cash flow," as defined in the Powerton/Joliet Lease Documents, and after giving effect to the refinancing of the obligations of Midwest and Edison Mission Midwest Holdings Co. under the existing credit agreement and the Collins lease, refers to the sum of (a) payments to us from Edison Mission Energy under the Powerton/Joliet notes to the extent we are entitled to retain such proceeds and have not distributed such proceeds directly or indirectly to Edison Mission Energy plus (b) the excess of (i) our revenues minus our operating expenses over (ii) the sum of (A) our debt service payments (and which do not include Powerton/Joliet lease liabilities), (B) our payments on preferred stock (such excess being defined as base free cash flow) minus (c) obligations under the leases and obligations under certain other transactions paid by us during such period. Base free cash flow is deemed to be zero if Midwest has not paid amounts due under the new credit facility or under other secured indebtedness, or Midwest does not meet specified debt service coverage ratios.

        To the extent free cash flow is accumulated, Powerton/Joliet lease financing parties are not subordinated with respect to such amount under the subordination agreement.

Midwest Finance

        Midwest Finance is a Delaware corporation and a wholly owned subsidiary of Midwest that was formed for the purpose of facilitating the offering of the old notes by acting as co-issuer. Midwest Finance is nominally capitalized and will not have any operations or revenues. As a result, prospective purchasers of the notes should not expect Midwest Finance to participate in servicing the interest and principal obligations on the notes. See "—Certain Covenants—Restrictions on Activities of Midwest Finance."

Principal, Maturity and Interest

        The Issuers are offering to issue up to $1.0 billion in aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy its obligations under the registration rights agreement that it entered into when the old notes were issued. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase and will be fungible with the old notes to the extent set forth in the applicable supplemental indenture. The Issuers will issue notes in minimum denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 1, 2034. However, the holders of the notes will have the option to require the Issuers to repurchase their notes, in whole or in part, on May 1, 2014 and on each one year anniversary thereafter. See "Repurchase at the Option of Holders—2014 Put Option."

        Interest on the notes will accrue at a rate equal to 8.75%. Midwest will pay interest on the notes semiannually in arrears, on May 1 and November 1 of each year to the holders of record on each April 15 and October 15 immediately preceding the next scheduled interest payment date. The first interest payment on the notes will be made on November 1, 2004.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal of, interest on and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee currently acts as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and Midwest, Midwest Finance or any of Midwest's other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Security

        The obligations of Midwest with respect to the notes, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of Midwest under the Note Documents are secured equally and ratably by second priority security interests in the following collateral (the "Collateral") granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations:

  (1)
  all real and personal property of Midwest (other than the Excluded Assets), including:

  (a)
  each Mortgaged Facility's equipment and other assets;

  (b)
  each Mortgaged Facility's site and related easements and other real estate rights;

  (c)
  the revenues received from the operation of the Facilities;

  (d)
  any insurance proceeds received in connection with any casualty or other loss incurred by the Facilities, other than with respect to the Powerton Leased Facility or the Joliet Leased Facility;

  (e)
  any excess insurance proceeds received in connection with either the Powerton Leased Facility or the Joliet Leased Facility following the application of such insurance proceeds in accordance with the Powerton/Joliet Lease Documents as in effect on the date of the indenture;

  (f)
  rights under permits associated with each Mortgaged Facility, to the extent assignable;

  (g)
  rights under contracts entered into in connection with each Mortgaged Facility, to the extent assignable; and

  (h)
  any account established for the benefit of the holders as described below in "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  all of the Equity Interests in Midwest and Edison Mission Midwest Holdings Co.;

  (3)
  the Edison Mission Energy intercompany notes held by Midwest;

  (4)
  an account of Edison Mission Marketing & Trading; and

  (5)
  all proceeds of the foregoing.

        These Liens are junior in priority to the Liens securing Priority Lien Obligations up to the Priority Lien Cap and junior to other Permitted Prior Liens. The Liens securing Priority Lien Obligations are be held by the collateral trustee. The Collateral comprises substantially all of the assets of Midwest, other than the Excluded Assets.

Collateral Trust Agreement

        Midwest has entered into a collateral trust agreement with the collateral trustee and the Secured Debt Representatives, which sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of Midwest at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations.

Collateral Trustee

        Midwest has appointed Wilmington Trust Company pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

  •
  the notes;

  •
  all other Parity Lien Obligations outstanding from time to time;

  •
  the Loans; and

  •
  all other Priority Lien Obligations outstanding from time to time.

        The collateral trustee holds (directly or through co-trustees, agents or sub-agents), and is entitled to enforce, all Liens on the Collateral created by the security documents. The collateral trustee may not be the same institution serving as a Parity Debt Representative or a Priority Debt Representative.

        Except as provided in the collateral trust agreement or as directed by an Act of Instructing Debtholders, the collateral trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any actions or proceeding against any of the Collateral.

        Midwest has delivered to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.

Enforcement of Security Interests

        If the collateral trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Secured Debt Document and which entitles the collateral trustee to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the collateral trustee's interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders. Unless it has been directed to the contrary by an Act of Instructing Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations.

Restrictions on Activities of Edison Mission Midwest Holdings Co.

        The collateral trust agreement provides that Edison Mission Midwest Holdings Co. will not:

  (1)
  hold any material assets, other than assets held as of the date of the indenture;

  (2)
  become liable for any material obligations, other than liabilities existing as of the date of the indenture; or

  (3)
  engage in any significant business activities.

Prior Liens

        The indenture permits Midwest to grant Liens on portions of the Collateral that will be senior to the Liens securing the Secured Obligations. See "—Certain Covenants—Liens." If Midwest satisfies the conditions in the indenture for the granting of such Liens, as certified to the collateral trustee in an Officers' Certificate, the collateral trustee will execute such agreements, certificates, filings and other documents as are reasonably requested by Midwest in order to recognize or establish the priority of such Liens, including, without limitation, recognition agreements (in the form set forth in the indenture) with respect to Liens of the type described in clauses (10), (11) and (19) of the definition of "Permitted Liens."

Restrictions on Enforcement of Parity Liens

        Until the Discharge of Priority Lien Obligations, the holders of Loans made under the Credit Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," and subject to the rights of the holders of Permitted

Prior Liens, the exclusive right to enforce rights and exercise remedies with respect to any Collateral (including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and neither the trustee nor the holders of notes or other Parity Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the collateral trustee:

  (1)
  without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

  (2)
  as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior lien;

  (3)
  as necessary to perfect or establish the priority (subject to Priority Liens) of the Parity Liens upon any Collateral, except through possession or control; or

  (4)
  as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

        Subject to the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," both before or during an insolvency or liquidation proceeding until the Discharge of Priority Lien Obligations, none of the Parity Lien Secured Parties will:

          (1)   request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

          (2)   oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations in any insolvency or liquidation proceedings;

          (3)   oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens; or

          (4)   oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations relating to the lawful enforcement of any Priority Lien.

        Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against Midwest or any other Obligor in accordance with applicable law; except, that the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection or priority of the Priority Liens.

Waiver of Right of Marshalling

        The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Debt Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders), under equitable principles.

Insolvency or Liquidation Proceedings

        If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Instructing Debtholders consent to any order:

          (1)   for use of cash collateral;

          (2)   approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

          (3)   granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

          (4)   relating to a sale of assets of Midwest or any other Obligor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the Parity Lien Secured Parties, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry of such order, so long as none of the Priority Lien Secured Parties in any respect opposes or otherwise contests any request made by any Parity Lien Secured Party for the grant to the collateral trustee, for the benefit of the Parity Lien Secured Parties, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption "—Provisions of the Indenture Relating to Security—Ranking of Note Liens") to, such Lien and all Priority Liens on such property.

        Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against Midwest or any other Obligor in accordance with applicable law; provided that, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection and priority of the Priority Liens.

        The Parity Lien Secured Parties will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

          (1)   they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption "—Provisions of the Indenture Relating to Security—Ranking of Note Liens") to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

          (2)   they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

        If in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor are distributed both on account of Priority Lien

Obligations and on account of the notes and other Parity Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Lien Obligations and on account of the notes and other Parity Lien Obligations are secured by Liens on the same property, the provisions described herein under the caption "—Provisions of the Indenture Relating to Security—Ranking of Note Liens" will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

Order of Application

        The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of security interests granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement or the proceeds of any title insurance policy will be distributed by the collateral trustee in the following order of application:

          FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent in connection with any security document;

          SECOND, to the repayment of Indebtedness or other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon;

          THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

          FOURTH, to the respective Parity Debt Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting Parity Lien Debt; and

          FIFTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations and Obligations entitled to the benefit of such Collateral will be paid to Midwest or the other applicable Obligor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

        If any Parity Debt Representative or any holder of a Parity Lien Obligation collects or receives any proceeds in respect of the Parity Lien Obligations that should have been applied to the payment of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien in accordance with the paragraph above and a Responsible Officer of such Parity Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Parity Debt Representative's distribution of such proceeds, whether after the commencement of an insolvency proceeding or otherwise, such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien, in the form received, duly indorsed to the collateral trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien to be applied in accordance with the paragraph above. Until so delivered, such proceeds will be held by such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien. These provisions will not apply to payments received by any holder of Parity Lien Obligations if such payments are not proceeds of realization upon any Collateral.

Release of Liens on Collateral

        The collateral trust agreement provides that the collateral trustee's Liens on the Collateral will be released:

          (1)   in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

          (2)   as to any Collateral that is sold, transferred or otherwise disposed of by Midwest or any other Obligor in a transaction or other circumstance that is not prohibited by the "Asset Sale" provisions of the indenture or by the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

          (3)   as to any Collateral other than Collateral being released pursuant to clauses (1) or (2) of this paragraph, if (a) consent to the release of that Collateral has been given by an Act of Instructing Debtholders; provided, that if such Collateral represents all or substantially all of the Collateral, consent to release of such Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (b) Midwest has delivered an Officers' Certificate to the collateral trustee certifying that any such necessary consents have been obtained; provided, that the collateral trustee receives certain evidence that such release complies with the Secured Debt Documents.

        Notwithstanding the preceding two paragraphs, the collateral trust agreement provides that, upon the occurrence of the events specified below, the collateral trustee's Lien in the applicable Collateral specified below shall automatically, without further action, be released:

          (1)   with respect to any sale, transfer or other disposition of all or a majority of the capital stock issued by any Pledgor to a Person that is not an Affiliate of Midwest, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such capital stock issued by such Pledgor and in the Collateral granted by such Pledgor shall automatically, without further action, be released;

          (2)   with respect to any Collateral that shall be sold, transferred or otherwise disposed of in the ordinary course of business, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released;

          (3)   with respect to any capital stock issued by any Pledgor that is dissolved, provided, that such dissolution does not violate the terms of any Secured Debt Document, upon such dissolution, the Lien of the Security Documents in such capital stock issued by such Pledgor shall automatically, without further action, be released;

          (4)   with respect to any accounts and related rights of any Pledgor subject to any monetization or securitization transaction, provided, that such transaction does not violate the terms of any Secured Debt Document, upon the effectiveness of such transaction, the Lien of the Security Documents in such accounts and related rights shall automatically, without further action, be released;

          (5)   unless an Actionable Default shall have occurred and be continuing and the collateral trustee shall have received an Act of Instructing Debtholders to the contrary, with respect to amounts withdrawn from any accounts by any Pledgor pursuant to, and in accordance with, the applicable Security Documents with respect thereto, and in each case applied to pay third party liabilities in the ordinary course of business (including, without limitation, to pay Powerton/Joliet Lease Liabilities) or to make Restricted Payments in compliance with the Secured Debt Documents, upon such application, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

          (6)   with respect to amounts distributed by the collateral trustee pursuant to, and in accordance with the provisions of the collateral trust agreement, upon such distribution, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

          (7)   with respect to amounts received by Midwest as payments on the Powerton/Joliet Lease Intercompany Notes, provided that no event of default under any Priority Lien Document or any Parity Lien Document shall have occurred and be continuing, upon receipt of such amount, the Lien of the Security Documents in such proceeds shall automatically, without further action, be released;

          (8)   with respect to any insurance proceeds received by Midwest, upon delivery to the collateral trustee of a certificate of the authorized officer of Midwest that such proceeds have been received on account of a casualty or other loss at the Powerton Leased Facility or Joliet Leased Facility and are required to be applied in accordance with the Powerton/Joliet Lease Documents as in effect on the date of the indenture, the Lien of the Security Documents in such proceeds shall automatically, without further action, be released;

          (9)   with respect to any Collateral in which a security interest cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, upon delivery to the collateral trustee of a certificate of the authorized officer of Midwest that the aggregate Fair Market Value of such Collateral together with the Fair Market Value all other Collateral released in reliance on this clause (9) from the date of the indenture, does not exceed $100.0 million, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released provided, that notwithstanding anything in this clause (9) to the contrary, (i) any proceeds of any collateral that is perfected pursuant to Section 9-315 of the UCC of any relevant jurisdiction, (ii) any asset sale proceeds or any insurance proceeds (other than any insurance proceeds excluded pursuant to clause (8) above) and (iii) the Collateral Account shall not be released pursuant to this clause (9); and

          (10) with respect to any Collateral for which the release of the Lien of the Security Documents is provided for pursuant to a provision of any Security Document, the Lien of the Security Documents on such Collateral shall automatically, without further action, hereunder be released as provided for in such provision;

and, in each such case, upon request of Midwest, the collateral trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to Midwest; provided, however, that within 15 days after the end of the six month periods ended on June 30 and December 31 in each year, Midwest will deliver to the collateral trustee an Officers' Certificate from Midwest to the effect that no release of Collateral pursuant to this paragraph during the preceding six month period has violated the terms of any Secured Debt Document.

Amendment of Security Documents

        The collateral trust agreement provides that the collateral trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may enter into amendments and supplements to the provisions of any Security Document, provided that:

          (1)   any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the collateral trustee therein, will become effective when executed and delivered by Midwest or any other applicable Obligor party thereto and the collateral trustee;

          (2)   no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt to:

            (a)   vote its outstanding Secured Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (2) or the definition of "Act of Instructing Debtholders," "Required Parity Debtholders," or "Actionable Default"),

            (b)   share in the order of application described above under "—Order of Application" in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described under "—Release of Liens on Collateral," or

            (c)   require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption "—Release of Liens on Collateral,"

  will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

          (3)   no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

        The collateral trustee will not enter into any such amendment or supplement unless it has received an Officers' Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents.

        Notwithstanding the foregoing, any amendment, supplement or other agreement regarding the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in "—Release of Liens on Collateral."

        The collateral trust agreement provides that, notwithstanding anything to the contrary in this section, subject to clauses (2) and (3) above:

          (1)   the collateral trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may, at any time and from time to time, without the consent of any Parity Lien Secured Parties, amend or supplement any Security Document that secures Priority Lien Obligations (but does not secure Parity Lien Obligations);

          (2)   any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any Parity Lien Secured Party and without any action by Midwest or any other Obligor or any Parity Lien Secured Party; and

          (3)   Any Security Document that secures Parity Lien Obligations but not Priority Lien Obligations will include language indicating that such Security Document is subject to the terms of the collateral trust agreement.

Voting

        In connection with any matter under the collateral trust agreement requiring a vote of holders of the Secured Debt, each Series of Secured Debt will cast its votes as a block in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held constituting such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

        The indenture provides that, notwithstanding:

          (1)   anything to the contrary contained in the security documents;

          (2)   the time of incurrence of any Series of Parity Lien Debt;

          (3)   the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

          (4)   the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

          (5)   the time of taking possession or control over any Collateral;

          (6)   that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

          (7)   the rules for determining priority under any law governing relative priorities of Liens:

            (a)   all Liens at any time granted to secure any of the Parity Lien Debt will secure, equally and ratably, all present and future Parity Lien Obligations; and

            (b)   all proceeds of all Liens at any time granted to secure any of the Parity Lien Debt and other Parity Lien Obligations will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations; provided, that in the absence of an Event of Default, Midwest shall be entitled to utilize cash proceeds of Collateral in the ordinary course of its business or as may be required by its financing agreements as existing on the date of the indenture.

        The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Ranking of Note Liens

        The indenture provides that, notwithstanding:

          (1)   anything to the contrary contained in the security documents;

          (2)   the time of incurrence of any Series of Secured Debt;

          (3)   the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

          (4)   the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

          (5)   the time of taking possession or control over any Collateral;

          (6)   that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

          (7)   the rules for determining priority under any law governing relative priorities of Liens,

all Liens at any time granted to secure any of the Parity Lien Obligations will be subject and subordinate to all Priority Liens securing Priority Lien Obligations.

        The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the collateral trustee and each Priority Debt Representative at the time of incurrence of such Series of Parity Lien Debt.

        In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

        Nothing in the Note Documents will:

          (1)   impair, as between Midwest and the holders of the notes, the obligation of Midwest to pay principal of, premium and interest, if any, on the notes in accordance with their terms or any other obligation of Midwest or any other Obligor under the Note Documents;

          (2)   affect the relative rights of holders of notes as against any other creditors of Midwest or any other Obligor under the Note Documents (other than holders of Priority Liens or other Parity Liens);

          (3)   restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by (a) "—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens" or (b) "—Collateral Trust Agreement—Insolvency or Liquidation Proceedings");

          (4)   restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) "—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens" or (b) "—Collateral Trust Agreement—Insolvency and Liquidation Proceedings"; or

          (5)   restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or any other Person on their behalf from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) "—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens" or (b) "—Collateral Trust Agreement—Insolvency and Liquidation Proceedings."

Release of Security Interests in Respect of Notes

        The indenture and the collateral trust agreement provide that the collateral trustee's Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the rights of the holders of the notes and such Obligations to the benefits and proceeds of the collateral trustee's Liens on Collateral will terminate and be discharged:

          (1)   upon satisfaction and discharge of the indenture as set forth under the caption "—Satisfaction and Discharge;"

          (2)   upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption "—Legal Defeasance and Covenant Defeasance;"

          (3)   upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

          (4)   in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption "Amendment, Supplement and Waiver."

Compliance with Trust Indenture Act

        The indenture provides that Midwest will comply with the provisions of TIA §314.

        To the extent applicable, Midwest will cause TIA §313(b), relating to reports, and TIA §?314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Midwest except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this provision, Midwest will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

        The indenture and the security documents provide that Midwest and each of the other Obligors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, including after acquired Collateral and any property or assets that become Collateral pursuant to the definition thereof after the notes are issued, subject to such exceptions as may be contemplated by the Secured Debt Documents.

        Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, Midwest and each of the other Obligors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents.

        Midwest and the other Obligors will:

          (1)   keep their properties adequately insured at all times by financially sound and reputable insurance companies, which, in the case of any insurance on any mortgaged property, are licensed to do business in the states where the applicable mortgaged property is located;

          (2)   maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

          (3)   maintain such other insurance as may be required by law;

          (4)   maintain title insurance on all real property Collateral insuring the collateral trustee's Lien on that property, subject only to liens ranking senior in priority that are permitted by each of the Secured Debt Documents and other exceptions to title approved by the collateral trustee; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $1.0 million if and to the extent title insurance is maintained in respect of Priority Liens on that property; and

          (5)   maintain such other insurance as may be required by the Security Documents.

        Upon the request of the collateral trustee, Midwest and the Obligors will furnish to the collateral trustee full information as to its property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds on all liability insurance policies of Midwest and the other Obligors and the collateral trustee will be named as loss payee on all property and casualty insurance policies of Midwest (other than those maintained with respect to the Powerton Leased Facility and the Joliet Leased Facility to the extent required by the Powerton/Joliet Lease Documents) and the other Obligors.

        All insurance policies required by clauses (1), (2), (3) and (5) above will:

          (1)   provide that, with respect to third party liability insurance, the secured parties shall be named as additional insureds;

          (2)   name the collateral trustee as a loss payee;

          (3)   provide that (x) no cancellation or termination of such insurance and (y) no reduction in the limits of liability of such insurance shall be effective until 30 days after written notice is given by the insurers to the collateral trustee of such cancellation, termination, reduction or change;

          (4)   waive all claims for insurance premiums or commissions or additional premiums or assessments against the secured parties; and

          (5)   waive any right of the insurers to setoff or counterclaim or to make any other deductions, whether by way of attachment or otherwise, as against the secured parties.

        Upon the request of the collateral trustee, Midwest and the other Obligors will permit the collateral trustee or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit its offices and sites and inspect any of the Collateral and to discuss maters relating to the Collateral with their respective officers and independent public accountants. Midwest and the other Obligors shall, at any reasonable time and from time to time upon reasonable prior notice, permit the collateral trustee or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of Midwest and the other Obligors and their Subsidiaries; provided that by virtue of this paragraph Midwest and the other Obligors shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.

Optional Redemption

        On or after May 1, 2009, the Issuers may redeem all or a part of the notes, upon not less than 30 nor more than 60 days prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on May 1 of each year indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	104.375%
2010	102.917%
2011	101.458%
2012 and thereafter	100.000%

        Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

2014 Put Option

        Each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes on May 1, 2014, and on each one year anniversary thereafter, for a payment in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the date of repurchase. A holder may deliver its written notice of its election to exercise its put option pursuant to this provision no more than 120 days and no fewer than 90 days before May 1 of each such year.

Change in Control

        If a Change in Control occurs, the Issuers will make an offer to each holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to the offer described below (the "Change in Control Offer") on the terms set forth in the indenture. In the Change in Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to, but excluding, the date of purchase (the "Change in Control Payment"), subject to the rights of the noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change in Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change in Control and offering to repurchase notes on the "Change in Control Payment Date" specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change in Control. To the extent the provisions of any securities laws or regulations conflict with the Change in Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change in Control provisions of the indenture by virtue of such compliance.

        On the Change in Control Payment Date, the Issuers will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change in Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change in Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

        The paying agent will promptly mail to each holder of notes properly tendered the Change in Control Payment for such notes, and the trustee, at the written request of Midwest, will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        The Issuers will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date.

        The provisions described above that require the Issuers to make a Change in Control Offer following a Change in Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change in Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers will not be required to make a Change in Control Offer upon a Change in Control if (1) a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change in Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change in Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in the payment of the applicable redemption price.

Asset Sales

        Midwest will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless:

          (1)   Midwest (or any of its Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2)   at least 75% of the consideration received in the Asset Sale by Midwest or such Subsidiary is in the form of cash; provided, that for purposes of this calculation, any Contingent Liability retained by Midwest or such Subsidiary will be ignored. For purposes of this provision and the provisions described under the captions "—Repurchase at the Option of Holders—Asset Sales" and "—Certain Covenants—Limitations on Sale and Leaseback Transactions," each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on Midwest's most recent consolidated balance sheet, of Midwest or any of its Subsidiaries (other than Contingent Liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation or similar agreement that releases Midwest or such Subsidiary from further liability;

            (b)   any amounts (i) deposited into an escrow or other type of holdback account or (ii) retained by a purchaser on account of any indemnity or other contingent liability of Midwest or such Subsidiary relating to the asset sold; and

            (c)   any consideration in the form of readily marketable securities.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale or a Recovery Event, Midwest (or the applicable Subsidiary, as the case may be) may apply such Net Proceeds:

          (1)   if the Asset Sale or Recovery Event is with respect to assets purchased with the proceeds of Environmental CapEx Debt or Necessary CapEx Debt, to repay any Environmental CapEx Debt or Necessary CapEx Debt permitted to be incurred pursuant to the covenant described above under the caption "—Certain Covenants—Liens" and/or cash collateralize letters of credit that comprise a part of such Environmental CapEx Debt or Necessary CapEx Debt, and, if the Environmental CapEx Debt or Necessary CapEx Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to repay Priority Lien Debt and/or create Liens on such Net Proceeds in favor of the collateral trustee to cash collateralize letters of credit that comprise a part of Priority Lien Debt (and to secure Parity Lien Debt on a second priority basis), and, if the Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (3)   in the case of a Recovery Event, to repair, restore or rebuild the applicable Facility; provided, that the Recovery Event does not constitute an actual or constructive loss of all or substantially all of the Facility and the Net Proceeds (together with any other resources available to Midwest) are sufficient to repair, restore or rebuild the Facility on a technologically and economically feasible basis;

          (4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

          (5)   any combination of the foregoing.

        Any Net Proceeds from Asset Sales or Recovery Events that are not applied or invested as provided in the second paragraph of this covenant within the 365-day period described above will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an offer to all holders of notes and all holders of other Parity Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, casualty events or condemnation events, to purchase the maximum aggregate principal amount of notes and such Parity Lien Obligations that may be purchased out of the Excess Proceeds remaining after any required application of such Excess Proceeds to the repayment of Priority Lien Obligations (an "Asset Sale Offer"). The Issuers may, at their sole option, make an Asset Sale Offer with the net proceeds from any sale, lease, conveyance or other disposition of any assets or rights not constituting an Asset Sale. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Midwest may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Parity Lien Obligations to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The Issuers are currently subject to and may in the future enter into agreements that contain prohibitions of certain events, including events that would constitute a Change in Control or an Asset Sale, repurchases of or other prepayments in respect of the notes, granting of liens and incurrence of additional debt on a secured or an unsecured basis. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change in Control or an Asset Sale could cause a default under these other agreements, even if the Change in Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change in Control or Asset Sale occurs at a time when the Issuers are prohibited under such agreements from purchasing notes, or if the purchase of such notes would result in a default under such other agreements, the Issuers could seek the consent of their lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers' failure to purchase tendered notes would constitute an Event of Default under the indenture which may, in turn, constitute a default under the other indebtedness. Finally, the Issuers' ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers' then existing financial resources. See "Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance the change in control offer required by the indenture."

        Some of our direct and indirect parent companies and affiliates are currently subject to, and may in the future enter into, agreements that contain restrictions on the use of proceeds of sales or other dispositions of assets. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes pursuant to the "Asset Sales" provisions of the indenture and the collateral trustee's exercise of its rights to repossess and dispose of the Collateral could cause a default under these other agreements, which could cause cross defaults under other debt instruments of some of our direct and indirect parent companies and affiliates. Such a default may affect our ability to meet our obligations under the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the old note will be issued in the name of the holder of notes upon cancellation of the old note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

        If on any date following the date of the indenture:

          (1)   after giving effect to the suspension of covenants described below, the notes are rated Baa3 or better by Moody's and BBB- or better by S&P; and

          (2)   no Default or Event of Default shall have occurred and then be continuing with respect to the notes,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants (and the event of default) specifically listed under the following captions in this prospectus will be suspended:

          (1)   "—Incurrence of Indebtedness and Issuance of Preferred Equity;"

          (2)   "—Restricted Payments;"

          (3)   "—Dividend and Other Payment Restrictions Affecting Subsidiaries;"

          (4)   "—Business Activities;"

          (5)   "—Asset Sales;" and

          (6)   clauses (1)(a) and (3) of the covenant described below under the caption "—Limitation on Sale and Leaseback Transactions."

        Notwithstanding the foregoing, if the rating assigned to the notes by Moody's should subsequently decline to below Baa3 or the ratings assigned to the notes by S&P should subsequently decline below BBB-, the foregoing covenants will be reinstituted with respect to the notes as of and from the date of such rating decline. Calculations under the reinstated "Restricted Payments" covenant will be made as if the "Restricted Payments" covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. If Midwest or its Subsidiaries acquired or otherwise owned or operated a particular business that is not a Permitted Business while the "Business Activities" covenant was suspended, Midwest and its Subsidiaries will not be required to sell or otherwise cease operating such business upon the reinstitution of the Business Activities covenant. There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

        Midwest will not, and will not permit any of its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Midwest's Equity Interests (including any payment in connection with any merger or consolidation involving Midwest) or to the direct or indirect holders of Midwest's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Midwest or dividends or distributions payable to Midwest);

          (2)   purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Midwest) any Equity Interests of Midwest;

          (3)   make any payment on or with respect to, or make any transfer to or for the benefit of, or purchase, redeem, defease or otherwise acquire or retire for value any Affiliated Subordinated Indebtedness of Midwest or any of its Subsidiaries (excluding any intercompany Indebtedness between or among Midwest and any Guarantors);

          (4)   make any payment on or with respect to, or make any transfer to or for the benefit of, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of Midwest or any of its Subsidiaries, except a payment of interest or principal at the Stated Maturity thereof; or

          (5)   make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (5) above being collectively referred to as "Restricted Payments"); provided, however, that Midwest and its Subsidiaries may make Restricted Payments in an amount equal to:

            (a)   up to 75% of Excess Cash Flow generated since the date of the indenture to the most recently ended fiscal quarter for which internal financial statements are available; plus

            (b)   up to 100% of the net cash proceeds of Equity Contributions made after the date of the indenture;

provided, that, with respect to clause (a) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment (other than any Default or Event of Default that is cured as a result of such Restricted Payment).

        The preceding provisions will not prohibit:

          (1)   so long as no Default or Event of Default has occurred and is continuing or would occur as a consequence thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Midwest or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; and

          (2)   Permitted Tax Payments.

Incurrence of Indebtedness and Issuance of Preferred Equity

        Midwest will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Midwest will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Midwest may incur unsecured Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Consolidated Interest Coverage Ratio for Midwest's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The preceding paragraph will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by Midwest (and the guarantee by its Subsidiaries) of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Midwest and its Subsidiaries thereunder) not to exceed $900 million less the aggregate amount of all Net Proceeds of Asset Sales or Recovery Events applied by Midwest or any of its Subsidiaries after the date of the indenture to repay any term Indebtedness under a Credit Facility, to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder or to cash collateralize letters of credit, in each case pursuant to clause (2) in the second paragraph of the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (2)   the incurrence by the Issuers (and the guarantee by Midwest or any Subsidiaries of Midwest) of Indebtedness represented by the notes to be issued under and on the date of the indenture and all related Note Obligations incurred on the date of the indenture, and the exchange notes to be issued pursuant to the registration rights agreement;

          (3)   (a) Capitalized Lease Liabilities outstanding on the date of the indenture and (b) Capitalized Lease Liabilities entered into in the ordinary course of business having an aggregate notional principal amount of not more than $50.0 million at any one time outstanding (including Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to (3)(b) of this clause, not to exceed $50.0 million);

          (4)   Indebtedness of Midwest under Interest Rate Hedging Transactions;

          (5)   Indebtedness consisting of (a) reimbursement obligations of Midwest with respect to letters of credit, surety bonds and performance bonds used by Midwest in the ordinary course of business and (b) workers' compensation claims, self-insurance obligations and bankers' acceptances;

          (6)   Indebtedness in the form of subordinated, unsecured intercompany loans between or among Midwest and its Subsidiaries;

          (7)   Indebtedness in the form of guarantees made by and reimbursement obligations with respect to stand-by letters of credit issued for the account of Midwest (including, in each case, Permitted Marketing Support) in the ordinary course of business related to the Facilities in connection with Permitted Trading Activities conducted by or for the benefit of Midwest, whether directly with unaffiliated third parties or with Edison Mission Marketing & Trading for sales to unaffiliated third parties on behalf of Midwest;

          (8)   Indebtedness of Midwest incurred to finance Environmental Capital Expenditures;

          (9)   Indebtedness of Midwest incurred to finance Necessary Capital Expenditures;

          (10) the incurrence by Midwest or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is repaid within five business days;

          (11) the incurrence by Midwest or any of its Subsidiaries of unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods and services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within no more than 60 days of the incurrence of the related Indebtedness) in the ordinary course of business and not in connection with the borrowing of money;

          (12) the incurrence by Midwest of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or under clauses (2), (3), (8), (9), (12) or (13) of this paragraph; and

          (13) the incurrence by Midwest of Secured Debt in an aggregate principal amount, or accreted value, as applicable, at any one time outstanding, included Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of (a) $100.0 million and (b) such maximum principal amount of Indebtedness as would not, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, cause the Secured Leverage Ratio to be greater than 2.75 to 1.0.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, Midwest will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of Midwest as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Midwest or any Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

        Midwest will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        Midwest will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Midwest to:

          (1)   pay dividends or make any other distributions on its Capital Stock to Midwest or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Midwest or any of its Subsidiaries;

          (2)   make loans or advances to Midwest or any of its Subsidiaries; or

          (3)   transfer any of its properties or assets to Midwest or any of its Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   the indenture and the notes;

          (2)   agreements governing existing Indebtedness of Midwest and any of its affiliates and Credit Facilities as in effect on the date of indenture (including the Credit Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not, as determined in good faith by an officer of Midwest, as set forth in an Officers' Certificate, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (3)   applicable law, rule, regulation or order;

          (4)   customary non-assignment provisions in contracts, agreements, leases, permits or licenses entered into or issued in the ordinary course of business and consistent with past practices;

          (5)   purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Liabilities that impose restrictions on the property purchased or leased of the nature described in clauses (1) and (3) of the preceding paragraph;

          (6)   any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

          (7)   Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by an officer of Midwest and evidenced by an Officers' Certificate delivered to the trustee);

          (8)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens or to use the proceeds of any such disposition;

          (9)   provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Midwest's Board of Directors, which limitation or prohibition is applicable only to the assets that are the subject of such agreements; and

          (10) provisions restricting cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        Midwest may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Midwest is the surviving entity); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Midwest and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; or (3) lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (1)   a merger of Midwest with an Affiliate solely for the purpose of reconstituting Midwest in another jurisdiction; or

          (2)   the reorganization of Midwest as either (i) a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee.

        Notwithstanding the foregoing, Midwest is permitted to reorganize as a corporation in accordance with the procedures established in the indenture, so long as such reorganization is not adverse to holders of the notes (it being recognized that such reorganization shall not be deemed adverse to the holders of the notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includable corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

Transactions with Affiliates

        Midwest will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Midwest (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to Midwest and its Subsidiaries, taken as a whole, as determined in good faith by the Board of Directors of Midwest, than those that would have been obtained in a comparable transaction by Midwest or such Subsidiary with an unrelated Person; and

          (2)   Midwest delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $25.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Midwest or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Midwest or any of its Subsidiaries in the ordinary course of business and including any payments, loans or issuances of securities pursuant thereto;

          (2)   transactions between or among Midwest and/or any Guarantor or Midwest Finance;

          (3)   transactions with a Person that is an Affiliate of Midwest (but not a Subsidiary of Midwest) solely because Midwest owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

          (4)   payment of reasonable directors' fees;

          (5)   any issuance of Equity Interests (other than Disqualified Stock) of Midwest to Affiliates of Midwest; provided, that such Equity Interests are included in the Collateral;

          (6)   Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments;"

          (7)   loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

          (8)   Permitted Tax Payments;

          (9)   transactions under or pursuant to written agreements in place as of the date of the indenture or any amendment or modification thereto, so long as such amendment, modification or waiver does not alter any such agreement in a manner that is materially adverse to the noteholders;

          (10) any transaction involving sales of electric capacity, energy, ancillary services, transmission services and products, steam, emissions credits, fuel, fuel transportation and fuel storage in the ordinary course of business on terms that are no less favorable (as reasonably determined by Midwest) to Midwest or the relevant Subsidiary of Midwest than those that would have been obtained in a comparable transaction by Midwest or such Subsidiary with an unrelated Person;

          (11) Permitted Trading Activities conducted by or for the benefit of Midwest, whether directly with unaffiliated third parties or with Edison Mission Marketing & Trading, and the provision of Permitted Marketing Support; and

          (12) any agreement to do any of the foregoing.

Limitation on Sale and Leaseback Transactions

        Midwest will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that Midwest may enter into a sale and leaseback transaction if:

          (1)   Midwest could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Interest Coverage Ratio test in clause (1) of the second paragraph under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

          (2)   if such sale and leaseback transaction constitutes an Asset Sale, the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

          (3)   the transfer of assets in that sale and leaseback transaction is permitted by, and Midwest applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Limitation on Issuances of Guarantees of Indebtedness

        Midwest will not permit any of its Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Midwest unless such Subsidiary simultaneously executes and delivers a Note Guarantee and a supplemental indenture providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

        The Note Guarantee of a Guarantor will automatically and unconditionally be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Midwest or a Subsidiary of Midwest, if the sale or other disposition does not violate the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (2)   in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Midwest or a Subsidiary of Midwest, if the sale or other disposition does not violate the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (3)   upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge;" or

          (4)   upon the discharge of the Indebtedness underlying its Guarantee or pledge referred to in the first paragraph of this covenant.

        The form of the Note Guarantee was attached as an exhibit to the indenture.

Business Activities

        Midwest will not, and will not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Midwest and its Subsidiaries taken as a whole.

        Midwest will, and will cause its Subsidiaries to, obtain and maintain all permits and approvals necessary for the construction and operation of the Facilities (other than any Non-Core Facility that has been designated an Obsolete Facility), including applicable exemptions from the Public Utility Holding Company Act of 1935, as amended, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.

        Midwest will not, and will not permit any of its Subsidiaries to, use or dispose of any Hazardous Materials or allow any Hazardous Materials to be brought onto or stored or used on or transported to or released from the Facilities, other than in accordance with prudent industry practices and in compliance with all Environmental Laws, except to the extent such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Maintenance of Assignability of Contracts

        Midwest and its Subsidiaries will make all commercially reasonable efforts to provide for the inclusion of customary assignment provisions for the benefit of the holders of Secured Debt in any material contracts exceeding six months in duration entered into in connection with the Facilities (other than the Powerton Leased Facility or Joliet Leased Facility).

Maintenance and Enforcement of the Powerton/Joliet Lease Intercompany Note and Powerton/Joliet Subordination Agreements

        Midwest will not make any amendment to or waive any provisions of the Powerton/Joliet Lease Intercompany Note or the Powerton/Joliet Subordination Agreements, in each case as in effect on the date of the indenture. Midwest will enforce the provisions of the Powerton/Joliet Lease Intercompany Note and Powerton/Joliet Subordination Agreements as if the obligations thereunder were owed to Midwest by an unrelated third party.

Restrictions on Activities of Midwest Finance

        Midwest Finance will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Midwest Finance may be a co-obligor or guarantor with respect to Indebtedness if Midwest is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Midwest, Midwest Finance or one or more of Midwest's other Subsidiaries.

Payments for Consent

        Midwest will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Note Document unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; provided, that Midwest and its Subsidiaries may offer to pay such consideration to less than all holders of the notes, so long as all holders of the notes are paid such consideration if any holders are so paid.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Midwest will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Midwest were required to file such reports; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Midwest were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Midwest's consolidated financial statements by Midwest's independent registered public accounting firm. In addition, Midwest will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports, unless the SEC will not accept such a filing or has granted Midwest an extension of time within which to make such a filing (and Midwest makes such a filing within the extended time allotted).

        If, at any time Midwest is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Midwest will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Midwest will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Midwest's filings for any reason, Midwest will post the reports referred to in the preceding paragraphs on its website or the website of an affiliate of Midwest within the time periods that would apply if Midwest were required to file those reports with the SEC.

        In addition, Midwest agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Midwest will be deemed to have furnished such reports to the holders of notes if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available or, if the SEC will not accept such reports, on its website or the website of an affiliate of Midwest.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

          (2)   default in payment when due of the principal of, or premium, if any, on, the notes;

          (3)   failure by Midwest or any of its Subsidiaries for 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change in Control," "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries," or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity;"

          (4)   failure by Midwest or any of its Subsidiaries or any Pledgor for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes to comply with any of the agreements in the indenture or the security documents;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Midwest or any of its Subsidiaries (or the payment of which is guaranteed by Midwest or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

          and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness repaid, within 20 days of Midwest or the applicable Subsidiary becoming aware of such default;

          (6)   failure by Midwest or any of its Subsidiaries to pay final judgments for the payment of money aggregating in excess of $25.0 million (excluding those covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   the repudiation by Edison Mission Midwest Holdings Co. or Midwest or any of its Subsidiaries of any of its obligations under the Security Documents or the unenforceability of the security documents against Edison Mission Midwest Holdings Co. or Midwest or any of its Subsidiaries for any reason; provided, that such repudiation or unenforceability relates to Collateral with a Fair Market Value of $25.0 million or more;

          (8)   except as permitted by the indenture, any Note Guarantee issued by a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Guarantor, shall deny or disaffirm its obligations under its Note Guarantee, and such condition shall not have been cured within 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

          (9)   the occurrence of an "Event of Default" (as such term is defined under the Powerton/Joliet Lease Intercompany Note for the purposes of this clause (9)) under the Powerton/Joliet Lease Intercompany Note in effect as on the date of the indenture; and

          (10) certain events of bankruptcy or insolvency described in the indenture with respect to Midwest, any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default described in clause (10) above, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the then outstanding notes have requested that the trustee pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the notes then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

        The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Promptly after becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

Limits on Recourse

        No past, present or future director, officer, employee, incorporator, stockholder or partner of Midwest or any of its Affiliates, as such, will have any liability for any obligations of Midwest or any of its Subsidiaries under the notes, the indenture or the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium or Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2)   the Issuers' obligations with respect to the notes concerning issuing notes, temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including the Issuers' obligation to make Change in Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium and Liquidated Damages, if any, on, the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuers must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuers must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture or the security documents) to which Midwest or any of its Subsidiaries is a party or by which Midwest or any of its Subsidiaries is bound;

          (6)   the Issuers must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

          (7)   the Issuers must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        The Collateral will be released from the Lien securing the notes, as provided under the caption "—Provisions of the Indenture Relating to Security—Release of Security Interests in Respect of Notes" upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than any amendment, supplement or waiver of the provisions described above under the captions "—Repurchase at the Option of Holders—Change in Control" and "—Repurchase at the Option of Holders—Asset Sales");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or an Event of Default in the payment of principal of, or interest, premium or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of Defaults or Events of Default or the rights of holders of notes to receive payments of principal of, or interest, premium or Liquidated Damages, if any, on, the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the captions "—Repurchase at the Option of Holders—Change in Control" and "—Repurchase at the Option of Holders—Asset Sales");

          (8)   release any Guarantor from any of its payment obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

          (9)   release any portion of the Collateral from the Liens created by the Security Documents except as specifically provided for in the indenture and the security documents; or

          (10) make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture to release all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuers and the trustee may amend or supplement the indenture or the notes or any Note Guarantee:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of the Issuers' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holders;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

          (6)   to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents;

          (7)   to conform the text of the indenture, the security documents or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the security documents or the notes;

          (8)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

          (9)   to provide for additional Guarantors as set forth under the caption "—Limitation on Issuance of Guarantees of Indebtedness" or for the release and assumption of a Note Guarantee in compliance with the indenture; and

          (10) to comply with the provisions of the Depositary, Euroclear or Clearstream or the trustee with respect to the indenture or the notes relating to transfers and exchange of notes or beneficial interests therein.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are or any Guarantor is a party or by which the Issuers are or any Guarantor is bound;

          (3)   the Issuers have or any Guarantor has paid or caused to be paid all sums payable by them or it under the indenture; and

          (4)   the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The Collateral will be released from the Lien securing the notes, as provided under the caption "—Provisions of the Indenture Relating to Security—Release of Security Interests in Respect of Notes" upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days after ascertaining it has such a conflicting interest, apply to the SEC for permission to continue (if the indenture has been qualified under the TIA) or resign.

        The holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture, the collateral trust agreement and the security documents without charge by writing to Midwest Generation, LLC, One Financial Plaza, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

        Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 stated principal amount at maturity and integral multiples of $1,000 in excess of $1,000. New notes will be issued at the closing of the exchange offer only against surrender of old notes.

        The new notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC as its nominee. Beneficial interest in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the new notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the respective systems or their participants directly to discuss these matters. DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the old notes (the "Initial Purchasers")), banks, trust companies clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuers that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount at maturity of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose. Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers and the Trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any of Issuer's or the Trustee's agents has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the new notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the new notes described herein, crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries, however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to the Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers o interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        The Global Notes are exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor Depositary;

          (2)   the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the new notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such new notes

Same Day Settlement and Payment

        The Issuers will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Note. The Issuers will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. All payments will be made in United States dollars. The new notes represented by the global Notes are expected to be eligible to trade in The Portal Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Act of Instructing Debtholders" means, as to any matter at any time:

          (1)   prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:

            (a)   the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

            (b)   other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

          (2)   at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Parity Debt representing the Required Parity Debtholders.

        For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Midwest or any Affiliate of Midwest will be deemed not to be outstanding and (b) votes will be determined in accordance with the provisions described above under the caption "Collateral Trust Agreement—Voting."

        "Actionable Default" means:

          (1)   prior to the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Priority Lien Document, the result of which is that:

            (a)   the holders of Priority Lien Debt under such Priority Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

            (b)   such Secured Obligations automatically become due and payable prior to the stated maturity thereof; and

          (2)   at any time after the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Parity Lien Document, the result of which is that:

            (a)   the holders of Parity Lien Debt under such Parity Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

            (b)   such Secured Obligations automatically become due and payable prior to the stated maturity thereof.

        "Adjusted EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication, to the extent taken into account in calculating Consolidated Net Income:

          (1)   an amount equal to any extraordinary loss plus any net loss realized by Midwest or any of its Subsidiaries in connection with an Asset Sale, minus any extraordinary gains or gains on sales of assets; plus

          (2)   a provision for Taxes based on income or profits of Midwest and its Subsidiaries for such period, less income tax benefit; plus

          (3)   Consolidated Interest Expense for such period; plus

          (4)   all interest expense accrued on Powerton/Joliet Lease Liabilities during such period; minus

          (5)   all interest income accrued on the Powerton/Joliet Lease Intercompany Note during such period; plus

          (6)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non cash expenses (excluding any such non cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Midwest and its Subsidiaries for such period; plus

          (7)   interest expense under any intercompany Indebtedness between Midwest and Edison Mission Overseas for such period; plus

          (8)   non-cash charges (including the effect of cumulative changes in accounting principles) and unrealized losses from price risk management under SFAS 133 decreasing such Consolidated Net Income for such period, other than the accrual of expenses in the ordinary course of business; minus

          (9)   non-cash gains (including the effect of cumulative changes in accounting principles) and unrealized gains from price risk management under SFAS 133 increasing such Consolidated Net Income for such period, other than the accrual of revenues in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Affiliated Subordinated Indebtedness" means Indebtedness of Midwest or any of its Subsidiaries that is owed to Midwest or any of its Affiliates.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights by Midwest or any of its Subsidiaries; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of Midwest and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests in any of Midwest's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   a disposition resulting from the exercise by a Governmental Authority of its claimed or actual power of eminent domain, in each case without compensation;

          (2)   a transfer or assets between or among Midwest and any Guarantors;

          (3)   the sale or other disposition of cash or Cash Equivalents;

          (4)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $15.0 million;

          (5)   any sale or transfer of fuel or other related assets, including assets related to trading activities;

          (6)   an issuance of Equity Interests by a Subsidiary of Midwest to Midwest or to another Subsidiary of Midwest;

          (7)   the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (8)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment; and

          (9)   an issuance of Equity Interests in Midwest in accordance with the terms of the indenture.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in Capitalized Lease Liabilities, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Liabilities."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee duly authorized and empowered to take action on behalf of such partnership by the partnership agreement of such partnership;

          (3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease" means, with respect to any Person, a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability set forth on the balance sheet of such Person or such Person's Subsidiaries in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Capitalized Lease Liabilities" of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (excluding, to the extent included, Powerton/Joliet Lease Liabilities).

        "Cash Disbursements" means, in respect of any period, an amount equal to the aggregate, without duplication, of:

          (1)   all Obligations due and payable with respect to Secured Debt during such period, excluding, in each case, any mandatory prepayments or repurchases of Secured Debt made with the proceeds of:

            (a)   any Asset Sale;

            (b)   the sale of Equity Interests by, or contributions to the common equity capital of, Midwest or any of its Subsidiaries; and

            (c)   any incurrence of Indebtedness by Midwest or any of its Subsidiaries;

          (2)   all amounts paid by Midwest with respect to the Powerton/Joliet Lease Liabilities during such period; and

          (3)   payments of interest or principal at the Stated Maturity thereof with respect to Indebtedness of Midwest or any of its Subsidiaries that is not Affiliated Subordinated Indebtedness and is permitted to be incurred under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity."

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality thereof), the Canadian government (or any agency or instrumentality thereof) or the government of a member state of the European Union (or any agency or instrumentality thereof), in each case the payment of which is backed by the full faith and credit of the United States, Canada or the relevant member state of the European Union, as the case may be, and having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities not more than one year from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Facilities or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch (or successor rating agency) Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   overnight deposits with entities whose unsecured commercial paper or other unsecured short-term debt obligations have, at the time of such investment, credit ratings of at least P-1 (or its equivalent) or higher from Moody's and A-1 (or its equivalent) or higher from S&P;

          (6)   investments in money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clause (1) through (5) of this definition; and

          (7)   other investments in securities or bank instruments rated at least "A" by S&P and "A2" by Moody's or "A-1" by S&P and "P-1" by Moody's and with maturities of not more than one year from the date of acquisition.

        "Change in Control" means the occurrence of any of the following:

          (1)   the adoption of a plan relating to the liquidation or dissolution of Midwest;

          (2)   the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d) of the Exchange Act) becomes the direct Beneficial Owner of more than 50% of the Voting Stock of Edison Mission Energy, measured by voting power rather than number of shares; provided, that the consummation of any such transaction shall not be deemed to be a Change in Control if such "person" (pro forma after giving effect to the transaction) has a long-term unsecured debt rating from each of S&P and Moody's (with a stable outlook from both rating agencies) that is the same or better than Edison Mission Energy's long-term unsecured debt rating from each of S&P and Moody's as of the date of the indenture (i.e., B from S&P and B2 from Moody's);

          (3)   the first day on which Edison Mission Energy fails to own, directly or indirectly, a majority of the Equity Interests of Midwest;

          (4)   the first day on which Edison Mission Midwest Holdings Co. fails to own, directly or indirectly, 100% of the Equity Interests of Midwest; provided, that Edison Mission Midwest Holdings Co. may be consolidated, transferred or merged with or into Midwest Generation EME, LLC or Midwest; provided, further that Midwest Generation EME, LLC reaffirms the pledge of the Equity Interests in Midwest for the benefit of the collateral trustee; or

          (5)   the first day on which Midwest fails to own, directly or indirectly, 100% of the Equity Interests of Midwest Finance.

        "Class" means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

        "Clearstream" means Clearstream Banking, S.A.

        "Collateral" means:

          (1)   all properties and assets now owned or hereafter acquired by Midwest, except:

            (a)   Excluded Assets;

            (b)   any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the caption "—Collateral Trust Agreement—Release of Liens on Collateral"; and

            (c)   any properties and assets which no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption "—Provisions of the Indenture Relating to Security—Release of Security Interests in Respect of Notes,"

provided that, in the case of clauses (b), if such Liens are released as a result of the sale, transfer or other disposition of any properties or assets of Midwest, such assets or properties will cease to be excluded from the Collateral if Midwest thereafter acquires or reacquires such assets or properties;

          (2)   a pledge of Midwest's membership interests by Edison Mission Midwest Holdings;

          (3)   a pledge of the capital stock of Edison Mission Midwest Holdings by Midwest Generation EME, LLC; and

          (4)   a pledge of an account of Edison Mission Marketing & Trading.

        "Collins Facility" means the fossil fuel-fired electric generating facility known as the Collins Station, consisting of two 554 megawatt (net) units and three 530 megawatt (net) units, located near the town of Morris, in Grundy County, Illinois.

        "Consolidated Interest Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"), then the Consolidated Interest Coverage Ratio will be calculated giving Pro Forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the such period.

        In addition, for purposes of calculating the Consolidated Interest Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date will be given Pro Forma effect as if they had occurred on the first day of such reference period;

          (2)   the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

          (4)   any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such reference period;

          (5)   any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such reference period; and

          (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Obligations in respect of Interest Rate Hedging Transactions applicable to such Indebtedness as if such Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Consolidated Interest Expense" means, for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of Midwest and its Subsidiaries for such period accrued (whether or not paid), including non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Liabilities, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Transactions, plus one-third of all payments with respect to Operating Lease Liabilities related to sale and leaseback transactions of Midwest's Facilities; plus

          (2)   the consolidated interest expense of Midwest and its Subsidiaries that was capitalized during such period; plus

          (3)   any interest accruing on Indebtedness of a Person that is Guaranteed by Midwest or one of its Subsidiaries or secured by a Lien on assets of Midwest or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of Midwest or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Midwest or to Midwest or any of its Subsidiaries, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local statutory tax rate of Midwest for the immediately preceding fiscal year, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person Guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or Guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed for purposes of the indenture to be the outstanding principal amount of the debt, obligation or other liability Guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability Guaranteed thereby has not been established, the amount of such Contingent Liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, however, that any agreement to limit the maximum amount of such Person's obligation under such Contingent Liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

        "Core Facilities" means the Crawford Station (excluding the Crawford Peaking Unit), the Fisk Station (other than the Fisk Peaking Unit), the Waukegan Station (other than Unit 6 and the Waukegan Peaking Unit), the Joliet #9 Station (other than the Joliet #9 Peaking Unit), the Joliet Leased Facility, the Powerton Leased Facility and the Will County Station (other than Units 1 and 2).

        "Credit Agreement" means that certain Credit Agreement, dated as of the date of the indenture, among Midwest, certain commercial lending institutions, and the Loan Administrative Agent, relating to $900 million in aggregate principal amount of Term Loans and Working Capital Loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

        "Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Depositary" means, with respect to the notes issuable or issued in whole or in part in global form, the Person specified in "—Registrar and Paying Agent" in the indenture as Depositary with respect to the notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of the indenture.

        "Discharge of Priority Lien Obligations" means the occurrence of all of the following:

          (1)   termination of all commitments to extend credit that would constitute Priority Lien Debt;

          (2)   payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

          (3)   discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

          (4)   payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Midwest to repurchase such Capital Stock upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Midwest may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Midwest and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Environmental CapEx Debt" means Indebtedness of Midwest incurred for the purpose of financing Environmental Capital Expenditures.

        "Environmental Capital Expenditures" means capital expenditures deemed necessary by Midwest to comply with Environmental Law.

        "Environmental Law" means all applicable Federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment.

        "equally and ratably" means, in reference to sharing of Liens or proceeds thereof as between Secured Parties of the same Class, that such Liens or proceeds:

          (1)   will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

          (2)   will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letter of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made.

        "Equity Contributions" means contributions of cash or Cash Equivalents to the common equity capital of Midwest by Persons other than Midwest and its Subsidiaries.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Euroclear" means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

        "Excess Cash Flow" means, for any period, the excess, if any, of Midwest's Funds Flow from Operations for such period over Midwest's Cash Disbursements for such period.

        "Excluded Assets" means:

          (1)   Excluded Contracts;

          (2)   any lease, license, contract, property right or agreement to which Midwest is a party or any of Midwest's rights or interests thereunder if and only for so long as the grant of a security interest under the Security Documents shall constitute or result in a breach, termination, default or invalidity under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided, that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and the security interest granted under the Security Documents shall attach, immediately and automatically, at such time as such consequences shall no longer result;

          (3)   any interest in personal property located on any real property of Midwest that is a Non-Mortgaged Facility;

          (4)   any account (and all amounts that are held therein) if and only for so long as such account and the amounts therein (i) constitute accounts with or on behalf of futures contract brokers or (ii) are pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by Midwest, in the case of either clause (i) or (ii), to secure obligations with respect to (x) Permitted Trading Activities or (y) interest rate, commodity price or currency rate management contracts or derivatives;

          (5)   office and industrial equipment which is subject to Permitted Prior Liens;

          (6)   an account for the collateralization of letters of credit issued under the credit facility and any replacement account;

          (7)   emissions allowances and credits; and

          (8)   equity ownership in Midwest Finance.

        "Excluded Contracts" means (i) each Operative Document (other than the Reimbursement Agreement) as defined in each of the Powerton/Joliet Participation Agreements and (ii) any tax allocation agreement to which Midwest is a party on the date of the indenture and as may be amended or modified from time to time.

        "Facilities" means (1) the Collins station, the Crawford station, the Fisk station, the Joliet station, the Powerton station, the Waukegan station and the Will County station, (2) the Crawford, Fisk, Joliet and Waukegan on-site peaking units, (3) the Bloom, Calumet, Electric Junction, Lombard and Sabrooke off-site peaking units and (4) any other electric generating facilities acquired or constructed after the date of the indenture and described in the definition of Permitted Business.

        "Fair Market Value" means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, (1) determined in good faith by an officer of Midwest and evidenced by an Officers' Certificate delivered to the trustee, if such value is less than or equal to $10.0 million, or (2) determined in good faith by the Board of Directors of Midwest and evidenced by a resolution delivered to the trustee, if such value is greater than $10.0 million.

        "Funds Flow from Operations" means, in respect of any period, the excess, if any, of:

          (1)   all cash amounts received by Midwest during such period from any source whatsoever, including revenues from the sale of energy and capacity and proceeds of business interruption insurance, and excluding, without duplication:

            (a)   the proceeds of any Asset Sale;

            (b)   the proceeds from the sale of Equity Interests by, or contributions to the common equity capital of, Midwest or any of its Subsidiaries; and

            (c)   the proceeds of any incurrence of Indebtedness by Midwest or any of its Subsidiaries, over

          (2)   Operating Expenses of Midwest and its Subsidiaries during such period.

        "GAAP" means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the applicable date of determination.

        "Governmental Approval" means any authorization, consent, approval, license, permit, exemption, filing or registration with any Governmental Authority.

        "Governmental Authority" means any nation, state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means any Subsidiary of Midwest that executes a Note Guarantee in accordance with the provisions of the indenture and its successors and assigns.

        "Hazardous Materials" means

          (1)   any "hazardous substance," as defined by any Environmental Law;

          (2)   any "hazardous waste," as defined by any Environmental Law;

          (3)   any petroleum product (including crude oil or any fraction thereof); or

          (4)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or radioactivity) that is regulated pursuant to or could give rise to liability under any Environmental Law.

        "Indebtedness" of any Person means, without duplication:

          (1)   all indebtedness for borrowed money;

          (2)   all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

          (3)   all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured);

          (4)   all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (5)   all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

          (6)   all Capitalized Lease Liabilities and Operating Lease Liabilities;

          (7)   all net obligations with respect to interest cap arrangements, interest rate swaps agreements, sales of foreign exchange options and other hedging agreements or arrangements;

          (8)   all indebtedness referred to in clauses (1) through (7) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and

          (9)   all Contingent Liabilities.

        The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (a)   the Fair Market Value of such asset at the date of determination, and

            (b)   the amount of the Indebtedness of the other Person.

        Notwithstanding anything to the contrary in this definition of Indebtedness, with respect to any Contingent Liabilities (other than with respect to contractual obligations to repurchase goods sold or distributed, which shall be included to the extent reflected on the balance sheet of such Person in accordance with GAAP) of a Person, the maximum liability of such Indebtedness shall be as determined by such Person's Board of Directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

        "Interest Rate Hedging Transactions" means all interest rate swaps, caps or collar agreements or similar arrangements entered into by any Person:

          (1)   in order to protect against fluctuations in, or hedge or manage, interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and, in any event, not for speculative purposes; and

          (2)   with a counterparty permitted pursuant to the Secured Debt Documents.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Midwest or any Subsidiary of Midwest sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Midwest such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Midwest, Midwest will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Midwest's Investments in such Subsidiary that were not sold or disposed of. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made (less all returns of principal or equity thereon) and without giving effect to subsequent changes in value.

        "Joliet Leased Facility" means the Joliet Station, Units 7 and 8, 1044 megawatts of the 1358 megawatt coal-fired electric generating facility and certain related assets located in Will County, Illinois.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the registration rights agreement.

        "Loan Documents" means the Credit Agreement, the Security Documents and all other agreements related thereto.

        "Loans" means the Term Loans and the Working Capital Loans.

        "Material Adverse Effect" means a material adverse effect on (a) the business, property, results of operations or financial condition of Midwest and its Subsidiaries taken as a whole, (b) the ability of Midwest and its Subsidiaries to perform their obligations under the notes or (c) the value of, or the validity or priority of the collateral trustee's security interests in, the Collateral taken as a whole.

        "Moody's" means Moody's Investors Service, Inc. and its successors and assigns.

        "Mortgaged Facilities" means the Crawford Station (including the Crawford Peaking Unit), the Fisk Station (including the Fisk Peaking Unit), the Waukegan Station (including the Waukegan Peaking Unit), the Joliet #9 Station (including the Joliet #9 Peaking Unit), the Will County Station, the Calumet Peaking Unit, the Electric Junction Peaking Unit, the Lombard Peaking Unit and the Sabrooke Peaking Unit.

        "Necessary CapEx Debt" means Indebtedness of Midwest incurred for the purpose of financing Necessary Capital Expenditures.

        "Necessary Capital Expenditures" means capital expenditures that, in the exercise of Prudent Industry Practices, are reasonably necessary for the continued operation or maintenance of the Facilities or that are required by applicable law (other than Environmental Law). The term "Necessary Capital Expenditures" does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power the Facilities.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

          (2)   any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means:

          (1)   in connection with any Recovery Event, the cash proceeds (or proceeds consisting of Cash Equivalents) of such Recovery Event, reduced by (i) any expenses reasonably incurred in respect of such Recovery Event, including attorneys' fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Recovery Event (other than any Lien pursuant to a security document) and (ii) taxes incurred or reasonably estimated to be incurred as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), to the extent that, in the case of Recovery Events relating to property or casualty insurance claims, the amount of such proceeds exceeds $15,000,000 with respect to any asset or group of related assets of Midwest; and

          (2)   in connection with any Asset Sale, the cash proceeds (or proceeds consisting of Cash Equivalent Investments) received from such Asset Sale, reduced by (i) the amount of any legal, title, and recording tax expenses, commissions and other fees, costs and expenses directly or indirectly incurred by Midwest as a result of such Asset Sale and (ii) the amount of any taxes, incurred by Midwest by reason of such Asset Sale.

        Notwithstanding the foregoing, any proceeds received in connection with a Recovery Event in respect of either the Powerton Leased Facility or the Joliet Leased Facility shall be applied in accordance with the Powerton/Joliet Lease Documents, as applicable, and, to the extent so applied, shall not be included in the definition of Net Proceeds.

        "Non-Core Facilities" means the Facilities other than the Collins Facility and the Core Facilities.

        "Non-Mortgaged Facility" means each of the following facilities and properties adjacent thereto: (i) the Collins Leased Facility, (ii) the Powerton Leased Facility, (iii) Joliet #29, (iv) the Bloom Peaking Unit and (v) Sampson's Canal, including in each case such Non-Mortgaged Facility's (A) equipment and other assets and (B) site and related easements and other real estate rights.

        "Note Documents" means the indenture, the notes, the collateral trust agreement, each Parity Debt Sharing Confirmation, the other Security Documents and all other agreements related thereto.

        "Note Guarantee" means a Guarantee by any Subsidiary of the payment obligations on the notes.

        "Note Obligations" means the notes and all other Obligations of any obligor under the Note Documents.

        "Obligations" means with respect to any Indebtedness of any Person (collectively, without duplication):

          (1)   all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Secured Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

          (2)   any and all sums advanced by the collateral trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and

          (3)   the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:

            (a)   the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral;

            (b)   the costs and expenses of any exercise by the collateral trustee or any other Person of its rights under the Security Documents or any other Security Documents; and

            (c)   reasonable attorneys' fees and court costs.

        "Obligor" means Midwest, the Pledgors and each Person (if any) that at any time provides collateral security for any Secured Debt Obligations.

        "Obsolete Facility" means any Non-Core Facility that Midwest has reasonably determined is economically or technologically obsolete or otherwise surplus to Midwest's needs or is no longer useful in its trade or business.

        "Officers' Certificate" means a certificate with respect to compliance with a condition or covenant provided for in the indenture, signed on behalf of Midwest by two officers of Midwest, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Midwest, including:

          (1)   a statement that the Person making such certificate or opinion has read such covenant or condition;

          (2)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (3)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (4)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

        "Operating Expenses" means, in respect of any period, all cash used in operating activities or investing activities (as determined in accordance with GAAP), including any Permitted Tax Payments; provided that Operating Expenses will exclude Powerton/Joliet Lease Liabilities to the extent included in Cash Disbursements; provided, further, that cash used for investments made with:

          (1)   the proceeds of any Asset Sale;

          (2)   the proceeds from the sale of Equity Interests by, or contributions to the common equity capital of, Midwest or any of its Subsidiaries; and

          (3)   the proceeds of any incurrence of Indebtedness by Midwest or any of its Subsidiaries,

shall be excluded from the calculation of Operating Expenses.

        "Operating Lease Liability" of any Person means all monetary obligations of such Person under any Operating Lease, and the amount of such obligations shall be the termination value of such Operating Lease.

        "Parity Debt Representative" means:

          (1)   in the case of the notes, the trustee; or

          (2)   in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the Security Documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Parity Lien Debt, and who has become a party to the collateral trust agreement.

        "Parity Debt Sharing Confirmation" means, as to any Series of Parity Lien Debt, the written agreement of the holders of that Series of Parity Lien Debt, as set forth in the indenture or other agreement governing that Series of Parity Lien Debt, for the enforceable benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Debt Representative, that all Parity Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by Midwest or any other Obligor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under the collateral trust agreement.

        "Parity Lien" means a Lien granted by a Security Document to the collateral trustee upon any property of Midwest or any other Obligor to secure Parity Lien Obligations.

        "Parity Lien Debt" means:

          (1)   the notes issued under and on the date of the indenture; and

          (2)   Obligations under Interest Rate Hedging Transactions incurred to hedge or manage interest rate risk with respect to (x) Parity Lien Debt and (y) Priority Lien Debt (other than Interest Rate Hedging Transactions that satisfy the requirements of clause (1) of the definition of "Priority Lien Debt") having an aggregate principal amount not to exceed the aggregate notional principal amount of notes outstanding and, in the case of clause (y), not to exceed $350.0 million;

          (3)   any other Indebtedness (including additional notes) that is permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" if the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt (other than such refinancing Indebtedness that satisfies the requirements of clause (2) of the definition of "Priority Lien Debt") or other Parity Lien Debt; or

          (4)   any other Indebtedness that is permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" if the aggregate principal amount of all such other Indebtedness contemplated by this clause (4) does not as of any date of incurrence exceed the greater of (a) $100.0 million or (b) such maximum principal amount of Indebtedness as would not, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, cause the Secured Leverage Ratio to be greater than 2.75 to 1.0;

        provided, that, in each case:

            (i)    on or before the date on which such Indebtedness is incurred by Midwest such Indebtedness is designated by Midwest, in an officer's certificate delivered to each Parity Debt Representative and the collateral trustee, as Parity Lien Debt for the purposes of the indenture and the collateral trust agreement; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

            (ii)   such Indebtedness is governed by an agreement that includes a Parity Debt Sharing Confirmation; and

            (iii)  all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee's Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the collateral trustee's Liens on the Collateral, if Midwest delivers to the collateral trustee an officer's certificate in the form required pursuant to the collateral trust agreement stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt).

        "Parity Lien Documents" means, collectively, the Note Documents and the indenture or agreement governing each other Series of Parity Lien Debt and all agreements governing, securing or relating to any Parity Lien Obligations.

        "Parity Lien Obligations" means Parity Lien Debt and all other Obligations in respect thereof.

        "Parity Lien Secured Parties" means the holders of Parity Lien Obligations and any Parity Debt Representatives.

        "Permitted Business" means the ownership, construction, leasing, operation and maintenance of the facilities currently operated by Midwest and any similar electric generating facilities, together with any related assets or facilities, and the sale and marketing of wholesale electric power and other related products and services and such other business or businesses as may be reasonably incidental thereto.

        "Permitted Debt" has the meaning given above under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity."

        "Permitted Investments" means:

          (1)   any Investment existing on the date of the indenture;

          (2)   any Investment in Midwest or a Subsidiary of Midwest that is a Guarantor;

          (3)   any Investment in cash or Cash Equivalents;

          (4)   any Investment by Midwest or any Subsidiary in a Person, if as a result of such Investment:

            (a)   such Person becomes a Subsidiary of Midwest and a Guarantor; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Midwest or a Subsidiary of Midwest that is a Guarantor;

          (5)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (6)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Midwest;

          (7)   any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Midwest or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (8)   Investments represented by Obligations in respect of Interest Rate Hedging Transactions;

          (9)   repurchases of the notes and other Parity Lien Obligations;

          (10) investments in connection with the provision of Permitted Marketing Support;

          (11) negotiable instruments held for deposit or collection in the ordinary course of business; and

          (12) other Investments in any Person other than an Affiliate of Midwest having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed $50.0 million.

        "Permitted Liens" means:

          (1)   Liens in favor of the collateral trustee securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap, (b) Obligations in respect of Interest Rate Hedging Transactions of up to $350.0 million of Priority Lien Debt and (c) all related Priority Lien Obligations;

          (2)   Liens in favor of the collateral trustee equally and ratably securing the notes to be issued under and on the date of the indenture and all future Parity Lien Debt, Obligations in respect of Interest Rate Hedging Transactions having an aggregate principal amount not to exceed the aggregate principal amount of outstanding notes and all related Parity Lien Obligations;

          (3)   Liens in favor of Midwest or any of its Subsidiaries;

          (4)   Liens existing on the date of the indenture;

          (5)   Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted and for which adequate reserves in accordance with GAAP shall have been set aside on Midwest's books;

          (6)   Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on Midwest's books;

          (7)   Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits;

          (8)   Liens granted as security for the performance of bids, tenders, statutory obligations, operating leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (9)   judgment Liens in existence less than 30 days after the entry thereof so long as no enforcement, levy, collection or foreclosure proceeding has commenced or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (10) Liens to secure Environmental CapEx Debt;

          (11) Liens to secure Necessary CapEx Debt; provided, that such Liens secure Necessary CapEx Debt of not more than $100.0 million in aggregate principal amount at any one time outstanding, plus interest thereon and related Obligations;

          (12) Lien on property acquired after the date of the indenture that were existing on the date of the acquisition of such property; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

          (13) Liens on cash collateral securing investments and guarantee obligations permitted by clauses (5) and (7) of the definition of Permitted Debt;

          (14) Liens created pursuant to the Powerton/Joliet Lease Operative Documents as the same are in effect on the date of the indenture;

          (15) easements, rights of way, reservations, restrictions, covenants, party-wall agreements, agreements for joint or common use, landlord's rights of distraint and other similar imperfections in title on real estate; provided that such easements and imperfections are not incurred in connection with any Indebtedness and do not materially (individually or in the aggregate) (i) interfere with the use of the property and assets of Midwest or (ii) affect the operation or value of the Mortgaged Facilities or the interest of the Secured Parties in the Collateral;

          (16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

            (a)   the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus repairs, improvements and additions to such property or assets) and shall not be more senior than the original Lien; and

            (b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any accrued interest, fees and expenses, including premiums, related to such Indebtedness;

          (17) Liens not in respect of Indebtedness arising from Uniform Commercial Code financing statements for informational purposes with respect to operating leases incurred in the ordinary course of business and not otherwise prohibited by the indenture;

          (18) Liens not in respect of Indebtedness consisting of the interest of the lessor under any operating lease entered into in the ordinary course of business and not otherwise prohibited by the indenture;

          (19) Liens on cash and short-term investments (i) deposited by Midwest or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by Midwest or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (x) Permitted Trading Activities or (y) interest rate, commodity price, or currency rate management contracts or derivatives; and

          (20) Liens incurred in the ordinary course of business of Midwest or any Subsidiary of Midwest with respect to obligations that do not exceed $100.0 million at any one time outstanding.

        "Permitted Marketing Support" shall mean the use by Midwest of its funds (including the proceeds of loans) and letters of credit issued for the account of Midwest, in each case, to support Permitted Trading Activities conducted by or for the benefit of Midwest, whether directly with unaffiliated third parties or with Edison Mission Marketing & Trading.

        "Permitted Prior Liens" means:

          (1)   Liens securing Priority Lien Obligations not exceeding the Priority Lien Cap;

          (2)   Liens described in clause (4) (to the extent set forth on a schedule to the indenture) of the definition of "Permitted Liens;"

          (3)   Liens to secure Environmental CapEx Debt pursuant to clause (10) of the definition of "Permitted Liens," but only to the extent that such Liens encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

          (4)   Liens to secure Necessary CapEx Debt pursuant to clause (11) of the definition of Permitted Liens;

          (5)   Liens described in clause (19) of the definition of "Permitted Liens;" and

          (6)   Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Secured Debt Documents.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Midwest or any of its Affiliates issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Midwest or any of its Subsidiaries (other than intercompany Indebtedness); provided, that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, that with respect to any Capitalized Lease Liabilities, the final maturity date for the purposes of this definition and the definition of "Weighted Average Life to Maturity" shall be the earlier of (i) the expiration of such Capitalized Lease Liabilities and (ii) the final maturity date of any Indebtedness underlying such Capitalized Lease Liabilities; and

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Permitted Tax Payments" means, without duplication as to amounts, (a) any payment of United States Federal, state, local or foreign taxes required to be paid by Midwest or its Subsidiaries and (b) any payments required by any tax allocation or similar agreements existing as of the date hereof or any amendment or modification thereto, so long as such amendment, modification or waiver (i) does not result in such tax allocation or similar agreement requiring payments of Midwest and its Subsidiaries in excess of United States Federal, state, local or foreign taxes attributable to Midwest and its Subsidiaries or (ii) would otherwise cause a Material Adverse Effect.

        "Permitted Trading Activities" means (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, either physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions (physical or financial), (c) electric energy related tolling transactions, as seller of tolling services, (d) price risk management activities or services, (e) other similar electric industry activities or services, or (f) additional services as may be consistent with industry practice from time to time to support the marketing and trading related to the Facilities, in each case in the ordinary course of business from time to time.

        "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Pledgor" means each of Edison Mission Midwest Holdings Co., a Delaware corporation, Edison Mission Marketing & Trading, Inc, a California corporation, and Midwest Generation EME, LLC, a Delaware limited liability company.

        "Powerton Leased Facility" means the Powerton Station, 1,538 megawatt Coal Fired Electric Generating Plant and certain related assets located in Tazewell County, Illinois and more fully described in Exhibit B to each of the Powerton Leases, together with the largely unimproved tracts of land adjacent thereto.

        "Powerton/Joliet Intercompany Note Payments" means the payments made by Edison Mission Energy to Midwest under or in respect of the Powerton/Joliet Lease Intercompany Notes.

        "Powerton/Joliet Lease Documents" means the Operative Documents as defined in the Powerton/Joliet Participation Agreement.

        "Powerton/Joliet Lease Intercompany Notes" means the promissory notes of Edison Mission Energy, dated as of August 24, 2000 having a stated aggregate principal amount equal to $1,367,000,000, as such amount may be reduced from time to time pursuant to the terms thereof, evidencing in each case a loan from Midwest to Edison Mission Energy.

        "Powerton/Joliet Lease Liabilities" means obligations of Midwest under the Powerton/Joliet Lease Documents.

        "Powerton/Joliet Participation Agreement" means, collectively (a) the Participation Agreement dated as of August 17, 2000 by and among Midwest, Edison Mission Energy, Powerton Trust I, Powerton Generation I, LLC, Wilmington Trust Company, The Bank of New York, as successor to United States Trust Company of New York, as Lease Indenture Trustee and The Bank of New York, as successor to United States Trust Company of New York, as Pass Through Trustee; (b) the Participation Agreement dated as of August 17, 2000 by and among Midwest, Edison Mission Energy, Powerton Trust II, Powerton Generation II, LLC, Wilmington Trust Company, The Bank of New York, as successor to United States Trust Company of New York, as Lease Indenture Trustee and The Bank of New York, as successor to United States Trust Company of New York, as Pass Through Trustee; (c) the Participation Agreement dated as of August 17, 2000 by and among Midwest, Edison Mission Energy, Joliet Trust I, Joliet Generation I, LLC, Wilmington Trust Company, The Bank of New York, as successor to United States Trust Company of New York, as Lease Indenture Trustee and The Bank of New York, as successor to United States Trust Company of New York, as Pass Through Trustee; and (d) the Participation Agreement dated as of August 17, 2000 by and among Midwest, Edison Mission Energy, Joliet Trust II, Joliet Generation II, LLC, Wilmington Trust Company, The Bank of New York, as successor to United States Trust Company of New York, as Lease Indenture Trustee and The Bank of New York, as successor to United States Trust Company of New York, as Pass Through Trustee, in each case, as amended, supplemented, amended and restated or otherwise in effect from time to time.

        "Powerton/Joliet Subordination Agreements" means each Subordination Agreement as defined in the Powerton/Joliet Participation Agreement.

        "Priority Debt Representative" means:

          (1)   in the case of the Credit Agreement, the Administrative Agent; or

          (2)   in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the Security Documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the collateral trust agreement.

        "Priority Debt Sharing Confirmation" means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the indenture or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by Midwest or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in this Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under this Agreement.

        "Priority Lien" means a Lien granted by a Security Document to the collateral trustee, for the benefit of the Priority Lien Secured Parties, upon any property of Midwest or any other Obligor to secure Priority Lien Obligations.

        "Priority Lien Cap" means, as of any date, (1) the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the amount provided by clause (1) of the definition of Permitted Debt, less (2) the amount of Parity Lien Debt incurred after the date of the indenture the net proceeds of which are used to repay Priority Lien Debt, plus (3) the amount of accrued interest, fees and expenses, including premiums, paid in connection with the incurrence of any Permitted Refinancing Indebtedness with respect thereto. For purposes of this definition of Priority Lien Cap, all letters of credit shall be valued at the face amount thereof, whether or not drawn.

        "Priority Lien Debt" means:

          (1)   Indebtedness under the Credit Agreement that was permitted to be incurred and so secured under each applicable Secured Debt Document (or as to which the lenders obtained an Officers' Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

          (2)   Indebtedness under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:

            (a)   on or before the date on which such Indebtedness is incurred by the Midwest such Indebtedness is designated by Midwest, in an Officers' Certificate delivered to each Priority Debt Representative and the collateral trustee, as "Priority Lien Debt" for the purposes of the Secured Debt Documents; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

            (b)   such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

            (c)   all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee's Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Midwest delivers to the collateral trustee an Officers' Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Priority Lien Debt");

          (3)   Environmental CapEx Debt of the kind described in clause (10) of the definition of "Permitted Liens;" and

          (4)   Necessary CapEx Debt of the kind described in clause (11) of the definition of "Permitted Liens."

        "Priority Lien Documents" means, collectively, the Credit Agreement Documents and the credit agreement, indenture or other agreement governing any other credit facility pursuant to which the Priority Lien Debt is incurred and all other agreements governing, securing or related to any Priority Lien Obligations.

        "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations in respect thereof.

        "Priority Lien Secured Party" means the holders of Priority Lien Obligations and any Priority Debt Representatives.

        "Pro Forma" means, with respect to a calculation required to be made pursuant to the indenture, that such calculation is made in accordance with the methodologies set forth in Regulation S-X under the Securities Act and gives effect to all relevant modifications to contractual arrangements that have been made prior to, or are being made on, the calculation date; provided, that in the case of a calculation for any period occurring prior to the date of the indenture, all contractual arrangements in effect on the date of the indenture shall be deemed to have been in effect for the entirety of such period.

        "Prudent Industry Practice" means, at a particular time,

          (1)   any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry at such time, or

          (2)   with respect to any matter to which clause (1) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

        The term "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any Governmental Authority of competent jurisdiction.

        "Recovery Event" means any settlement of or payment of $15.0 million or more in respect of (i) any property or casualty insurance claim relating to any of Midwest's or any of its Subsidiaries' assets or (ii) any seizure, condemnation, confiscation or taking of, or requisition of title or use of, the Facilities or any part thereof by any Governmental Authority.

        "Required Parity Debtholders" means, at any time in respect of any action or matter, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Midwest or any Affiliate of Midwest will be deemed not to be outstanding and neither Midwest nor any such Affiliate shall be entitled to vote to direct the relevant Parity Debt Representative.

        "Responsible Officer" means, with respect to the collateral trustee or any Secured Debt Representative, any officer within the corporate trust department of the collateral trustee or such Secured Debt Representative, as the case may be, including any managing director, director, vice president, assistant vice president, associate, trust officer or any other officer of the collateral trustee or such Secured Debt Representative, as the case may be, who customarily performs functions similar to those performed by the Persons who at the time will be such officers, respectively, or to whom any corporate trust matter is referred because of such Person's knowledge of and familiarity with the particular subject and who will have direct responsibility for the administration of this Agreement.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Secured Debt" means Priority Lien Debt and Parity Lien Debt.

        "Secured Debt Documents" means the Priority Lien Documents and the Parity Lien Documents.

        "Secured Debt Representatives" means each Priority Debt Representative and each Parity Debt Representative.

        "Secured Leverage Ratio" means, on any date, the ratio of:

          (1)   the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of any Subsidiaries of Midwest outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the maximum potential liability of Midwest and its Subsidiaries thereunder) to

          (2)   the aggregate amount of Midwest's Adjusted EBITDA for the most recent four-quarter period for which financial information is available.

        In addition, for purposes of calculating the Secured Leverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the "Leverage Calculation Date") will be given pro forma effect in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

          (2)   the amount of Indebtedness arising out of Interest Rate Hedging Transactions will be deemed to be the net amount attributable to Interest Rate Hedging Transactions at the time outstanding;

          (3)   the Adjusted EBITDA of Midwest attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

          (4)   any Person that is a Subsidiary of Midwest on the Leverage Calculation Date will be deemed to have been a Subsidiary of Midwest at all times during such four-quarter period;

          (5)   any Person that is not a Subsidiary of Midwest on the Leverage Calculation Date will be deemed not to have been a Subsidiary of Midwest at any time during such four-quarter period; and

          (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Leverage Calculation Date had been the applicable rate for the entire reference period (taking into account any Obligations in respect of Interest Rate Hedging Transactions applicable to such Indebtedness as if such Obligation has a remaining term as at the Leverage Calculation Date in excess of 12 months).

        "Secured Obligations" means Priority Lien Obligations and Parity Lien Obligations.

        "Security Documents" means the collateral trust agreement and one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Midwest, each other Obligor and each Pledgor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, for the benefit of the Secured Parties, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, in accordance with its terms.

        "Series of Parity Lien Debt" means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

        "Series of Priority Lien Debt" means, severally, the Working Capital Loans, the Term Loans and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

        "Series of Secured Debt" means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means Indebtedness of Midwest or any of its Subsidiaries that is unsecured and/or contractually subordinated to the notes; provided, however, that Affiliated Subordinated Indebtedness shall not be considered to be Subordinated Indebtedness.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Term Loans" means the principal of and interest and premium (if any) on any Indebtedness of Midwest incurred in connection with loans described as Term Loans under the Credit Agreement.

        "Uniform Commercial Code" means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Working Capital Loans" means the principal of and interest and premium (if any) on any Indebtedness of Midwest incurred in connection with loans described as Working Capital Loans under the Credit Agreement.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

        The following is a summary of the material United States federal tax consequences of the exchange of old notes for new notes by holders pursuant to the exchange offer and the ownership and disposition of the new notes by non-United States holders (as defined below). This summary is based on the United States Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), administrative pronouncements, judicial decisions, and final, temporary and proposed United States Treasury regulations, all as currently in effect, and interpretations of these. Changes to any of these after the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

        This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

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  certain financial institutions, tax-exempt organizations, and life insurance companies;

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  pass-through entities and investors in pass-through entities;

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  dealers in securities or commodities;

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  non-U.S. holders whose functional currency is not the United States Dollar;

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  investors holding certificates as part of a "straddle," a "hedge" or a "conversion transaction;"

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  nonresident alien individuals who have lost their United States citizenship or who have ceased to be treated as United States resident aliens; and

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  non-United States holders who are individuals that have a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

If an entity treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of an equity holder of the entity will generally depend on the status of the equity holder and the activities of the entity. This summary is intended as an explanatory discussion of the consequences to holders of the exchange of old notes for new notes and, with respect to non-United States holders, of owning and disposing of the notes generally and does not purport to furnish information in the level of detail or with the investor's specific tax circumstances that would be provided by an investor's own tax advisor. Investors are encouraged to consult their own tax advisors to determine the federal, state, local and other tax consequences of the exchange of old notes for new notes and the ownership and disposition of the new notes.

        As used herein, the term "non-United States holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

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  a nonresident alien individual;

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  a foreign corporation; or

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  a nonresident alien fiduciary of a foreign estate or trust.

Exchange Offer

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders exchanging the old notes for new notes pursuant to the exchange offer and any exchanging holder of old notes will have the same tax basis, holding period and interest income in respect of the new notes as it would have had in respect of the old notes surrendered in the exchange.

Taxation of Non-United States Holders

  Income Tax

        Except as otherwise discussed below concerning backup withholding,

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  payments of principal, interest and premium by us or any paying agent on notes beneficially owned by any non-United States holder will not be subject to United States federal withholding tax, provided that, in the case of interest,

            1.    the non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our membership interests entitled to vote and is not (a) a bank receiving certain types of interest or (b) a controlled foreign corporation that is related to us through stock ownership; and

            2.    either (a) the non-United States holder certifies to us or our agent on Internal Revenue Service (which we refer to as the "IRS") Form W-8BEN, under penalties of perjury, that it is not a "United States Person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the holder and furnishes the payor with a copy thereof.

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  If these conditions are not met, payments of interest will be subject to United States federal withholding tax at a rate of 30%, unless that tax is reduced or eliminated under an applicable tax treaty or that interest is effectively connected with the conduct by the non-United States holder of a trade or business in the United States, in which case, that interest will be taxed as discussed below, and, in either case, the appropriate statement has been provided.

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  A non-United States holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the non-United States holder of a trade or business in the United States, in which case, that interest will be taxed as discussed below, or, in the case of an individual, the holder is present for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met in which case the non-United States holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

        If a non-United States holder of a note is engaged in a trade or business in the United States, and if interest, gain, or income on the note is effectively connected with the conduct of this trade or business, the non-United States holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a United States Person would be taxed on such interest, gain, or income. In addition, if the non-United States holder is a foreign corporation for United States federal income tax purposes, it may be subject to a branch profits tax equal to 30% of its "effectively connected earning and profits" within the meaning of the Code, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

  Estate Tax

        Subject to benefits provided by an applicable estate tax treaty, a note held or treated as held by an individual who is a non-United States holder may be subject to United States federal estate tax upon the individual's death if, at such time, interest payments on the note would have been:

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  subject to United States federal withholding tax without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such United States federal withholding tax because of the application of an income tax treaty; or

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  effectively connected to the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the notes. Unless the non-United States holder complies with certification procedures to establish that it is not a United States Person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition.

        The non-United States holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale, exchange or other disposition of the notes, unless the non-United States holder satisfies the certification procedures required to claim the exemption from withholding tax on interest described above or otherwise establishes an exemption. The amount of any backup withholding from a payment to a non-United States holder will be allowed as a credit against the non-United States holder's United States federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is furnished to the IRS. Non-United States holders of the notes should consult their own tax advisers regarding the filing of a United States tax return and the claiming of a credit or refund of such withholding tax.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We and Midwest Finance have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                         , 2004 all dealers effecting transactions in the old notes may be required to deliver a prospectus.

        We and Midwest Finance will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of its old notes directly from us and Midwest Finance:

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  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and Midwest Finance have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the offering of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus by reference to Midwest Generation, LLC's current report on Form 8-K dated June 8, 2004 and the financial statement schedule incorporated in this prospectus by reference to the annual report on Form 10-K of Midwest Generation, LLC for the years ended December 31, 2003 and 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Notes 6 and 16 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Our financial statements as of December 31, 2001 and for the year then ended which are incorporated in this prospectus were audited by Arthur Andersen LLP, independent accountants, as stated in their report dated March 25, 2002 appearing therein. For more information regarding the change of our accountants, see "Risk Factors—Risks Related to the Notes—You may not have an effective remedy against Arthur Andersen, our independent public accountants for the periods prior to 2002."

INDEPENDENT MARKET CONSULTANT

        PA Consulting Group, Inc. (PA) prepared the Independent Market Consultant's Report that has been incorporated by reference herein. The Independent Market Consultant's Report should be read in its entirety for complete information with respect to the subjects and issues discussed therein. Any use of the Independent Market Consultant's Report outside of its stated purpose without the express written consent of PA is forbidden. Except for its stated purpose, the Independent Market Consultant's Report may not be copied or distributed in whole or in part without PA's prior express written permission.

        As stated in the Independent Market Consultant's Report, PA has made a number of assumptions in reaching its conclusions, which are set forth therein, and has utilized the sources of information and methodology described therein. Although PA believes that the use of such information, methodology and assumptions is reasonable for the purposes of the Independent Market Consultant's Report, PA can give no assurances that such expectations will prove to be correct or that such expectations may differ from that which other experts specializing in the electricity industry might present. PA did not intend the report to be a complete and exhaustive analysis of the subject issues and therefore will not consider some factors that are important to a potential investor's decision making. PA assumes no responsibility for the results of any actions taken or not taken on the basis of the Independent Market Consultant's Report and nothing in PA's report should be taken as a promise or guarantee as to the occurrence of any future events. The Independent Market Consultant's Report has been included in this prospectus upon the authority of PA as an expert in the analysis of power markets and future market prices for electric energy and capacity and related matters for electric generating facilities. The provision of the report by PA does not obviate the need for potential investors to make further appropriate inquiries as to the accuracy of the information included therein.

INDEPENDENT ENGINEER

        Stone & Webster has prepared the Independent Engineer's Report that has been incorporated by reference herein. The Independent Engineer's Report should be read in its entirety for complete information with respect to the subjects and issues discussed therein. As stated in the Independent Engineer's Report, Stone & Webster has made a number of assumptions in reaching its conclusions, which are set forth therein, and has utilized the sources of information described therein. Stone & Webster believes that the use of such information and assumptions is reasonable for the purposes of the Independent Engineer's Report. The Independent Engineer's Report has been incorporated by reference herein in reliance upon the conclusions therein and upon Stone & Webster's experience in the review of the design, development, construction and operation of electric generation projects.

        As a condition to certain material actions by the owner or operator of a plant, financing documents typically require the independent engineer to confirm the reasonableness of certain statements and projections made in certain certificates, budgets and other documents required to be delivered to the lenders (or a trustee on their behalf). Although Stone & Webster has prepared a report that analyzes the profession and technical aspects of our facilities and sets forth certain conclusions with respect thereto, the financing documents provide for the involvement of an independent engineer after the issuance of the notes in a relatively limited number of circumstances. For example, the financing documents do not contemplate any independent engineer role in, among other things: (i) our annual budgeting process; (ii) determining the adequacy of proposed major maintenance schedules, expenditures and reserves for the Illinois plants; (iii) determining whether or not any termination, amendment or cancellation of any agreement will have a material adverse effect on the Illinois plants; or (iv) confirming the reasonableness of projected debt services coverage ratios.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the public reference rooms of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov, from which you can access our filings.

        Any statement contained in this prospectus concerning any document filed with the SEC is not necessarily complete, and reference is made to the copy of the document filed.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We are incorporating by reference the information we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004; and

  •
  our current reports on Form 8-K filed with the SEC on (i) April 5, 2004, dated April 2, 2004, (ii) April 5, 2004, dated April 5, 2004, (iii) April 28, 2004, dated April 27, 2004, (iv) May 28, 2004, dated May 28, 2004 and (v) June 9, 2004, dated June 8, 2004.

        You may request a copy of these filings from us at no cost, by writing or telephoning the office of our general counsel, telephone number (949) 752-5588.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Midwest Generation and Midwest Finance have agreed that, for a period of 90 days after the consummation of the exchange offer, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

PROSPECTUS

MIDWEST GENERATION, LLC
MIDWEST FINANCE CORP.

Offer to exchange $1,000,000,000 aggregate principal amount of 8.75%
Second Priority Senior Secured Notes due 2034 (CUSIPs
59833B AA 2 and U60027 AA 4) for $1,000,000,000
aggregate principal amount of 8.75% Second
Priority Senior Secured Notes due 2034
which have been registered under
the Securities Act of 1933,
as amended

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

  Midwest Generation, LLC

        Midwest Generation, LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the "Delaware LCC Act") provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any manager or member or other person from and against any and all claims and demands whatsoever.

        Section 18-303 of the Delaware LLC Act provides generally that the debts, obligations and liabilities of a limited liability company shall be solely the debts, obligations and liabilities of the company, and no member or manager of the company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the company, unless such member or manager agrees under a limited liability company agreement or other agreement to be personally liable for any or all of the debts, obligations and liabilities of the company.

        The limited liability company agreement of Midwest Generation, LLC, which is a manager-managed limited liability company, provides that the member, any manager, officers, directors, stockholders, partners, employees, representatives or agents of the foregoing, nor any manager, officer, employee, representative or agent of the company or any of its affiliates shall be entitled to indemnification to the fullest extent permitted by law. Without limiting the foregoing, the company may indemnify any person, if such person is entitled to indemnification pursuant to the foregoing, who may be involved, or threatened to be involved, as a party or otherwise, from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal administrative or investigative, by reason of its management of the affairs of the company or which relate to or arise out of the company or its property, business or affairs. Indemnification will not be available where such person engaged in fraud, willful misconduct, bad faith or gross negligence, or if such person initiated any such claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, unless they were brought to enforce such person's rights to indemnification or were authorized or consented to by the board of managers. Expenses incurred by such person in defending any claim, demand, action, suit or proceeding, civil, criminal, administrative or investigative shall be paid by the company in advance of the final disposition of such claim, demand, action, suit or proceeding, civil, criminal, administrative or investigative upon receipt by the company of an undertaking by or on behalf of such person to repay the respective amount if it shall be ultimately determined that such person is not entitled to be indemnified by the company.

        The limited liability company agreement of Midwest Generation, LLC also provides that the member shall not be obligated personally for any and all debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, solely by reason of being a member. In addition, the member, or any managers, officers, directors, stockholders partners, employees, representatives or agents of the foregoing, nor any manager, officer, employee, representative or agent of the company or any of its affiliates shall be liable to the company or any other person for any act or omission (in relation to the company, the limited liability company agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by such person in the reasonable belief that it is in or is not contrary to the best interests of the company and is within the scope of authority granted to such person by the limited liability company agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

  Midwest Finance Corp.

        Midwest Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 of the DGCL also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

        Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit.

        Midwest Finance Corp.'s certificate of incorporation authorizes the indemnification of officers and directors to the fullest extent permitted by the DGCL. The bylaws provide that any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Any director or officer may also apply to the Court of Chancery in the State of Delaware for indemnification. The bylaws provide that the court will grant indemnification upon a determination that it is proper under the circumstances because the director or officer has met the applicable standard of conduct.

        The bylaws also provide that the corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof), except for proceedings to enforce rights to indemnification, initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the corporation.

        The certificate of incorporation of Midwest Finance Corp. provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent possible under Delaware law.

        Midwest Finance Corp. will indemnify any director, officer, employee, or agent of the corporation, where they are by reason of their position or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, against all costs and expenses reasonably and actually incurred in connection therewith.

ITEM 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        See the Exhibit Index, which is incorporated by reference herein.

ITEM 22. Undertakings

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 23rd day of July, 2004.

MIDWEST GENERATION, LLC
By:	/s/ KEVIN M. SMITH
Name:	Kevin M. Smith
Title:	Manager and Vice President

        Each person whose signature appears below hereby severally constitutes and appoints Kevin M. Smith and Mark C. Clarke, and each of them singly, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GEORGIA R. NELSON (Georgia R. Nelson)	Manager and President (Principal Executive Officer)	July 23, 2004
/s/ KEVIN M. SMITH (Kevin M. Smith)	Manager and Vice President (A Principal Financial Officer)	July 23, 2004
/s/ JOHN P. FINNERAN JR. (John P. Finneran Jr.)	Manager and Vice President (A Principal Financial Officer)	July 23, 2004
/s/ MARK C. CLARKE (Mark C. Clarke)	Vice President and Controller (Principal Accounting Officer)	July 23, 2004
/s/ RAYMOND W. VICKERS (Raymond W. Vickers)	Manager	July 23, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 23rd day of July, 2004.

MIDWEST FINANCE CORP.
By:	/s/ KEVIN M. SMITH
Name:	Kevin M. Smith
Title:	Director and Vice President

        Each person whose signature appears below hereby severally constitutes and appoints Kevin M. Smith and Mark C. Clarke, and each of them singly, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GEORGIA R. NELSON (Georgia R. Nelson)	Director and President (Principal Executive Officer)	July 23, 2004
/s/ KEVIN M. SMITH (Kevin M. Smith)	Director and Vice President (Principal Financial Officer)	July 23, 2004
/s/ JOHN P. FINNERAN JR. (John P. Finneran Jr.)	Director and Vice President	July 23, 2004
/s/ MARK C. CLARKE (Mark C. Clarke)	Vice President (Principal Accounting Officer)	July 23, 2004
/s/ RAYMOND W. VICKERS (Raymond W. Vickers)	Director	July 23, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Sale Agreement, dated March 22, 1999, between Commonwealth Edison Company and Edison Mission Energy as to the Fossil Generating Assets, incorporated by reference to Exhibit 2.5 to Edison Mission Energy's Annual Report on Form 10-K for the year ended December 31, 1998.
3.1	Certificate of Incorporation of Midwest Finance Corp., previously filed.
3.2	By-Laws of Midwest Finance Corp., previously filed.
4.1
Pass-Through Trust Agreement A, dated as of August 17, 2000, between Midwest Generation, LLC and United States Trust Company of New York, as Pass-Through Trustee, made with respect to the formation of the Midwest Generation Series A Pass-Through Trust, and the issuance of 8.30% Pass-Through Certificates, Series A, incorporated by reference to Exhibit 4.1 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.2
Pass-Through Trust Agreement B, dated as of August 17, 2000, between Midwest Generation, LLC and United States Trust Company of New York, as Pass-Through Trustee, made with respect to the formation of the Midwest Generation Series B Pass-Through Trust, and the issuance of 8.56% Pass-Through Certificates, Series B, incorporated by reference to Exhibit 4.2 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.3
Form of 8.30% Pass-Through Certificate, Series A (included in Exhibit 4.1), incorporated by reference to Exhibit 4.3 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.4
Form of 8.56% Pass-Through Certificate, Series B (included in Exhibit 4.2), incorporated by reference to Exhibit 4.4 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.5
Indenture of Trust, Mortgage and Security Agreement (T1), dated as of August 17, 2000, between Powerton Trust I and United States Trust Company of New York, as Lease Indenture Trustee, incorporated by reference to Exhibit 4.5 to Edison Mission Energy's and Midwest Generation, LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.5.1
Schedule identifying substantially identical agreement to Indenture of Trust, Mortgage and Security Agreement constituting Exhibit 4.5 hereto, incorporated by reference to Exhibit 4.5.1 to Edison Mission Energy's and Midwest Generation, LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.6
Indenture of Trust, Mortgage and Security Agreement (T1), dated as of August 17, 2000, between Joliet Trust I and United States Trust Company of New York, as Lease Indenture Trustee, incorporated by reference to Exhibit 4.6 to Edison Mission Energy's and Midwest Generation, LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.6.1
Schedule identifying substantially identical agreement to Indenture of Trust, Mortgage and Security Agreement constituting Exhibit 4.6 hereto, incorporated by reference to Exhibit 4.6.1 to Edison Mission Energy's and Midwest Generation, LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.

4.7
Schedule identifying substantially identical agreement to Facility Lease Agreement constituting Exhibit 4.7 hereto, incorporated by reference to Exhibit 4.7.1 to Edison Mission Energy's and Midwest Generation, LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.7.1
Schedule identifying substantially identical agreement to Facility Lease Agreement constituting Exhibit 4.7 hereto, incorporated by reference to Exhibit 4.7.1 to Edison Mission Energy's and Midwest Generation, LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.8
Facility Lease Agreement (T1), dated as of August 17, 2000, by and between, Joliet Trust I, as Owner Lessor, and Midwest Generation, LLC, as Facility Lessee, incorporated by reference to Exhibit 4.8 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.8.1
Schedule identifying substantially identical agreement to Facility Lease Agreement constituting Exhibit 4.8 hereto, incorporated by reference to Exhibit 4.8.1 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.9
Guarantee, dated as of August 17, 2000, made by Edison Mission Energy, as Guarantor in favor of Powerton Trust I, as Owner Lessor, incorporated by reference to Exhibit 4.9 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.9.1
Schedule identifying substantially identical agreement to Guarantee constituting Exhibit 4.9 hereto, incorporated by reference to Exhibit 4.9.1 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.10
Guarantee, dated as of August 17, 2000, made by Edison Mission Energy, as Guarantor in favor of Joliet Trust I, as Owner Lessor, incorporated by reference to Exhibit 4.10 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.10.1
Schedule identifying substantially identical agreement to Guarantee constituting Exhibit 4.10 hereto, incorporated by reference to Exhibit 4.10.1 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.11
Registration Rights Agreement, dated as of August 17, 2000, among Edison Mission Energy, Midwest Generation, LLC and Credit Suisse First Boston Corporation and Lehman Brothers Inc., as representatives of the Initial Purchasers, incorporated by reference to Exhibit 4.11 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.12
Participation Agreement (T1), dated as of August 17, 2000, by and among, Midwest Generation, LLC, Powerton Trust I, as the Owner Lessor, Wilmington Trust Company, as the Owner Trustee, Powerton Generation I, LLC, as the Owner Participant, Edison Mission Energy, United States Trust Company of New York, as the Lease Indenture Trustee, and United States Trust Company of New York, as the Pass Through Trustees, incorporated by reference to Exhibit 4.12 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.12.1
Schedule identifying substantially identical agreement to Participation Agreement constituting Exhibit 4.12 hereto, incorporated by reference to Exhibit 4.12.1 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.

4.13
Participation Agreement (T1), dated as of August 17, 2000, by and among, Midwest Generation, LLC, Joliet Trust I, as the Owner Lessor, Wilmington Trust Company, as the Owner Trustee, Joliet Generation I, LLC, as the Owner Participant, Edison Mission Energy, United States Trust Company of New York, as the Lease Indenture Trustee and United States Trust Company of New York, as the Pass Through Trustees, incorporated by reference to Exhibit 4.13 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.13.1
Schedule identifying substantially identical agreement to Participation Agreement constituting Exhibit 4.13 hereto, incorporated by reference to Exhibit 4.13.1 to Edison Mission Energy's and Midwest Generation LLC's Registration Statement on Form S-4 to the Securities and Exchange Commission on April 20, 2001.
4.14
Promissory Note ($499,450,800), dated as of August 24, 2000, by Edison Mission Energy in favor of Midwest Generation, LLC, incorporated by reference to Exhibit 4.5 to Edison Mission Energy's Form 10-K for the year ended December 31, 2000.
4.14.1
Schedule identifying substantially identical agreements to Promissory Note constituting Exhibit 4.14 hereto, incorporated by reference to Exhibit 4.5.1 to Edison Mission Energy's Form 10-K for the year ended December 31, 2000.
4.15
Indenture, dated as of April 27, 2004, among Midwest Generation, LLC, Midwest Finance Corp. and The Bank of New York, as Trustee, incorporated by reference to Exhibit 4.1 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.16	Form of old note and new note (included in Exhibit 4.15).
4.17
Registration Rights Agreement, dated April 27, 2004, among Midwest Generation, LLC, Midwest Finance Corp. and Credit Suisse First Boston LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers, incorporated by reference to Exhibit 4.2 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.18
Credit Agreement, dated as of April 27, 2004 among Midwest Generation, LLC, the Lenders referred to therein, the Issuing Lenders referred to therein and Citicorp North America, Inc., as Administrative Agent for the Lenders and the Issuing Lenders party thereto, incorporated by reference to Exhibit 4.3 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.19
Collateral Trust Agreement, dated as of April 27, 2004, among Midwest Generation, LLC, the Pledgors from time to time party thereto, Citicorp North America, Inc., as Administrative Agent, The Bank of New York, as Trustee, and Wilmington Trust Company, as Collateral Trustee, incorporated by reference to Exhibit 4.4 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.20
Security Agreement, dated as of April 27, 2004, between Midwest Generation, LLC and Wilmington Trust Company, as Collateral Trustee, incorporated by reference to Exhibit 4.5 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.21
Pledge Agreement, dated as of April 27, 2004, between Midwest Generation EME, LLC and Wilmington Trust Company, as Collateral Trustee, incorporated by reference to Exhibit 4.6 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.22
Pledge Agreement, dated as of April 27, 2004, between Edison Mission Midwest Holdings Co. and Wilmington Trust Company, as Collateral Trustee, incorporated by reference to Exhibit 4.7 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

4.23
Security Agreement, dated as of April 27, 2004, between Edison Mission Marketing & Trading, Inc. and Wilmington Trust Company, as Collateral Trustee, incorporated by reference to Exhibit 4.8 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.24
Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement, dated as of April 27, 2004 from Midwest Generation, LLC to Wilmington Trust Company, as Collateral Trustee (Joliet No. 9—Station No. 6 and Joliet Peaking Unit), incorporated by reference to Exhibit 4.9 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.25
Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement, dated as of April 27, 2004 from Midwest Generation, LLC and Chicago Title Land Trust Company to Wilmington Trust Company, as Collateral Trustee (Will County Facility), incorporated by reference to Exhibit 4.10 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.26
Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement, dated as of April 27, 2004 from Midwest Generation, LLC to Wilmington Trust Company, as Collateral Trustee (Calumet Facility), incorporated by reference to Exhibit 4.11 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
4.26.1
Schedule identifying substantially identical agreements to Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement constituting Exhibit 4.11 hereto, incorporated by reference to Exhibit 4.11.1 to Midwest Generation, LLC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.
5.1	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP, previously filed.
8.1	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters, previously filed.
12.1	Computation of Ratio of Earnings to Fixed Charges of Midwest Generation, LLC, previously filed.
21.1	List of Subsidiaries of Midwest Generation, LLC, previously filed.
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1), previously filed.
23.2	Consent of PricewaterhouseCoopers, LLP, previously filed.
23.3	Consent of PA Consulting Group, Inc., previously filed.
23.4	Consent of Stone and Webster Management Consultants, Inc., previously filed.
24.1	Powers of Attorney (included on signature pages), previously filed.
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee, for the 8.75% Second Priority Senior Secured Notes due 2034, previously filed.
99.1	Form of Letter of Transmittal, previously filed.
99.2	Form of Notice of Guaranteed Delivery, previously filed.
99.3	Form of Letter to Clients, previously filed.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, previously filed.

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TABLE OF CONTENTS
Midwest Generation, LLC 18101 Von Karman Avenue, Suite 1700 Irvine, California 92612 (949) 752-5588 Attention: General Counsel
FORWARD LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
SUMMARY
Overview of Midwest Generation, LLC
Overview of Midwest Finance
Overview of the Market
Strategy
Competitive Strengths
Recent Developments
The Transactions Related to the Offering of Old Notes
Corporate Structure and Financing Arrangements
Overview of Collateral, Excluded Real Estate and Excluded Assets
Prospective Financial Information
Summary of Independent Engineer's Report
Summary of Independent Market Consultant's Report
Table 1 Delivered Fuel Prices for ComEd Control Area (real 2004 $/MMBtu)
Figure 1 MAIN-CECO All-In Price Forecast(1) ($/MWh)
The Exchange Offer
Summary of the Terms of the Notes
Risk Factors
Additional Information
Summary Financial Data
RISK FACTORS
THE EXCHANGE OFFER
SOURCES AND USES OF FUNDS
CAPITALIZATION
SELECTED FINANCIAL INFORMATION
DESCRIPTION OF THE NEW CREDIT FACILITY
DESCRIPTION OF COLLINS LEASE TERMINATION
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT MARKET CONSULTANT
INDEPENDENT ENGINEER
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX